EXHIBIT 10.1
EXECUTION COPY

$32,703,000
CREDIT AND GUARANTY AGREEMENT
among
ICELAND ACQUISITION SUBSIDIARY, INC.,
as the Borrower,
HAPC, INC.,
as Guarantor
and
I-FLOW CORPORATION,
as the Lender
Dated as of October 25, 2007

i

SCHEDULES:

Schedule I	Notice Information

Schedule II	Wire Instructions

Schedule III	Disclosure Schedule
	Item 1.1	Capitalization of Borrower
	Item 6.5	Consents, Authorizations, Filings and Notices
	Item 6.12	Intellectual Property
	Item 6.18	Subsidiaries
	Item 6.22(a)	UCC Filing Jurisdictions
	Item 6.24A	Real Properties Owned by Borrower or Subsidiaries
	Item 6.24B	Real Properties Leased by Borrower or Subsidiaries
	Item 8.2(b)	Indebtedness to be Repaid
	Item 8.2(i)	Continuing Indebtedness
	Item 8.3(i)	Continuing Liens

	Item 8.8(i)	Existing Investments

Schedule IV	Certain Material Contracts

EXHIBITS:

EXHIBIT A	Borrower Closing Date Certificate

EXHIBIT B	Compliance Certificate

EXHIBIT C	[Intentionally Omitted]

EXHIBIT D	[Intentionally Omitted]

EXHIBIT E	Joinder Agreement

EXHIBIT F	Obligor Security Agreement

EXHIBIT G	Guaranty Supplement

EXHIBIT H	Officer’s Solvency Certificate

EXHIBIT I	Legal Opinion of Counsel to the Obligors

CREDIT AND GUARANTY AGREEMENT
     THIS CREDIT AND GUARANTY AGREEMENT, dated as of October 25, 2007 is among Iceland Acquisition Subsidiary, Inc., a Delaware corporation (“Iceland”), HAPC, INC., a Delaware corporation (“Holdings”), and I-Flow Corporation, a Delaware corporation (the “Lender”). Capitalized terms used herein are defined in Section 1.1.
W I T N E S S E T H:
     WHEREAS, pursuant to a Stock Purchase Agreement dated as of September 29, 2006, as previously amended by an Amendment No. 1 dated as of April 30, 2007, an Amendment No. 2 dated as of June 29, 2007, an Amendment No. 3 dated as of July 31, 2007 and an Amendment No. 4 dated as of September 18, 2007 (as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 8.17 hereof, the “Acquisition Agreement”), among I-Flow Corporation, a Delaware corporation as “Seller” thereunder (in such capacity, the “Seller”), InfuSystem, Inc., a California corporation (“InfuSystem”), Holdings and Iceland, Iceland has agreed to acquire all outstanding Equity Interests of InfuSystem for an aggregate purchase price of $100,000,000.00, subject to post-closing adjustments (the “InfuSystem Acquisition”);
     WHEREAS, the Borrower has requested that the Lender make a loan to the Borrower in the aggregate principal amount of up to $32,703,000.00, and the Lender has agreed, subject to the terms and conditions of this Agreement, to make such loan;
     WHEREAS, substantially concurrently with the consummation of the InfuSystem Acquisition, (i) Iceland will merge with and into InfuSystem, with InfuSystem continuing as the entity surviving such merger (the “Merger” and, together with all related transactions, including the Term Loan hereunder, collectively, the “Transaction”) and as a direct wholly-owned subsidiary of Holdings, and (ii) InfuSystem will become a party to this Agreement by executing and delivering the Joinder Agreement;
     WHEREAS, the Borrower has agreed to secure its Obligations by granting to the Lender a first priority security interest in substantially all of its assets; and
     WHEREAS, Holdings has agreed to guarantee the obligations of the Borrower hereunder and to secure its Obligations by granting to the Lender a first priority security interest in substantially all of Holdings’ assets, including a pledge of all of the capital stock of the Borrower.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any division, line of business or business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.

     “Acquisition Agreement” is defined in the recitals hereto.
     “Acquisition Documentation” means, collectively, the Acquisition Agreement, the Services Agreement (as defined in the Acquisition Agreement), the License Agreement (as defined in the Acquisition Agreement) and those certain Letter Agreements dated April 30, 2007, June 29, 2007, July 31, 2007 and September 12, 2007 among Holdings, Iceland and the Lender, that certain Acknowledgement and Agreement Regarding Stock Purchase Agreement and Guaranty dated October 8, 2007 among the Lender, InfuSystem, Holdings, Iceland, Sean D. McDevitt and Philip B. Harris, that certain Further Agreement Regarding Project Iceland dated October 17, 2007 among the Lender, InfuSystem, Holdings and Iceland and all schedules, exhibits and annexes thereto and all side letters and agreements (including without limitation, all non-competition agreements) affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
     “Acquisition Payments” means, collectively, (a) any adjustment to the purchase price for the InfuSystem Acquisition made after the closing date thereof in accordance with the Acquisition Documentation , including any adjustments made pursuant to Section 2.5 of the Acquisition Agreement and (b) any payments made or required to be made to Holdings, the Borrower or any Subsidiary of the Borrower in respect of any Seller’s indemnification or reimbursement obligations under any Acquisition Documentation.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of, or veto, the management and policies of such Person, whether by Contractual Obligation of any Person, Applicable Law or otherwise (including being, or directly or indirectly controlling, a general partner, managing member or other Person or Persons having such power).
     “Agreement” means this Credit and Guaranty Agreement, together with all exhibits and schedules hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Annual Budget” is defined in Section 7.2(e).
     “Applicable Law” means as to any Person, property, transaction or event, all present and future laws, treaties, statutes, regulations, judgments and decrees (in each case, whether international, foreign, federal, state or local) applicable to or binding upon such Person, property, transaction or event (whether or not having the force of law with respect to regulatory matters applicable to the Lender) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, rules, orders and policies of any Governmental Authority having or purporting to have authority over such Person, property, transaction or event.
     “Applicable Margin” means (i) with respect to the Base Rate, 4.50%, and (ii) with respect to the LIBOR Rate, 5.50%.
     “Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 8.5(a), (b), (c), (d) or (e)) that yields gross proceeds to Holdings or any of its Subsidiaries (valued at the cash consideration received or, in the case of non-cash consideration, the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities or the fair market value thereof in the case of other non-cash proceeds) in excess of $100,000.
     “Authorized Officer” means, relative to any Obligor, those of its officers, or the officers of its general partners or managing members (as applicable), whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1(r) or 7.11(c).
     “Base Rate” means, for any day, a rate per annum equal to the greater of (i) four percent (4%), and (ii) “The Wall Street Journal Prime Rate,” for such day as the rate may change from time to time. The “Wall Street Journal Prime Rate” is and shall mean the variable rate of interest, on a per annum basis, which is announced and/or published in the Money Rates section of The Wall Street Journal from time to time as the “Prime Rate” for the U.S. The Base Rate shall be redetermined whenever The Wall Street Journal Prime Rate changes. If The Wall Street Journal Prime Rate becomes unavailable during the term of this Agreement, the Lender may designate a substitute index after notice to the Borrower. Any change in the Base Rate due to a change in the Wall Street Journal Prime Rate shall be effective as of the opening of business on the effective day of such change in the Wall Street Journal Prime Rate.
     “Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower” means (i) prior to consummation of the Merger, Iceland, and (ii) at and subsequent to consummation of the Merger, InfuSystem.
     “Borrower Closing Date Certificate” means the closing date certificate executed and delivered by the Borrower pursuant to the terms of this Agreement, substantially in the form of Exhibit A.
     “Business” means the business operated by the Borrower and its Subsidiaries on the Closing Date and other businesses directly related thereto.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.
     “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
     “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property (other than undeveloped real property, land under development, houses under construction and building lots) or improvements, or for replacements or substitutions therefor or additions thereto (excluding normal replacements and maintenance which are properly charged to current operations as operating expenses in accordance with GAAP), that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with condemnation proceeds or insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such condemnation proceeds or insurance proceeds, as the case may be.

     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Cash Equivalents” means any of the following, to the extent owned by any Obligor or any of its Subsidiaries free and clear of all Liens other than Liens created under the Security Documents and having a maturity of not greater than 360 days (or such lesser period of time as is specified in this definition) from the date of acquisition thereof:
     (a) readily marketable direct obligations issued by, or directly, unconditionally or insured guaranteed and fully by, the United States government or, issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States;
     (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank that issues (or the parent of which issues) commercial paper rated as described in clause (d) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus aggregating in excess of $500,000,000;
     (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;
     (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;
     (e) investments in money market, mutual or similar funds substantially all of whose assets are composed of securities of the type described in clauses (a) through (d) of this definition; and
     (f) demand deposit accounts maintained in the ordinary course of business.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Change in Control” means any of the following events or occurrences:
     (a) the failure of Holdings at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of the Borrower, such Equity Interests to be held free and clear of all Liens other than Liens created under the Security Documents; or
     (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than 35% of the outstanding Equity Interests of Holdings on a fully diluted basis; or
     (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of Holdings was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings then in office.
     “Closing Date” means the date (which must be a Business Day) on which the Term Loan is made in accordance with the Acquisition Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, all property of the Obligors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Commitment Termination Date” means the earliest of (a) October 25, 2007 or such later date as may be agreed by the Lender in its sole discretion (if the Term Loan has not been made on or prior to such date); (b) the date the Term Loan is made (immediately after the making of the Term Loan on such date); and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above the Term Loan Commitment shall terminate automatically and without any further action.
     “Commitment Termination Event” means any of the following: (a) the occurrence of any Event of Default described in Section 9.1(f) with respect to the Borrower or any other Obligor; or (b) the occurrence of any other Event of Default and the Lender shall have given notice to the Borrower that the Term Loan Commitment has been terminated.
     “Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B or in such other form as the Lender may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.
     “Consolidated” refers to the consolidation of financial reporting in accordance with GAAP and, when used with respect to any financial covenant set forth in Section 8.1 or any element thereof or defined term used therein, refers to the relevant Person and its Consolidated Subsidiaries or affiliates determined on a consolidated basis.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to the Obligor Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Covered Taxes” is defined in Section 4.4(a).
     “Credit Extension” means the making of a Loan by the Lender.
     “Debt” means all Indebtedness of the type referred to in clause (a), (b), (c), (d), (i) and (j) of the definition of Indebtedness and all Guarantee Obligations in respect of any of the foregoing; provided, however, that in the case of any such Indebtedness of the type referred to in clause (c) or (d) of the definition of “Indebtedness,” such Indebtedness shall constitute Debt only to the extent that such Indebtedness represents payments that (x) are scheduled payments or payments required at the expiration of the lease term or at maturity and (y) represent repayment of principal amounts advanced under the applicable lease.
     “Default” means any Event of Default or any condition, occurrence or event that, after the giving of notice, the lapse of time, or both, would constitute an Event of Default.
     “Disclosure Schedule” means the Disclosure Schedule attached as Schedule III, as such Schedule may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Lender.
     “Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of all or any part of such property. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” and “$” mean dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.
     “EBITDA” means, for any period of any Person, Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) Interest Expense, and (c) depreciation and amortization expense, all as determined on a Consolidated basis.
     “Effective Date” means, on and after the date that counterparts of this Agreement executed on behalf of the Borrower and the Lender shall have been received by the Lender, the date of this Agreement.
     “Environment” means, without limitation, any of the following media:
     (a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) hereof) and any natural or man-made structures;

     (b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and
     (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground, and includes any living organism or systems supported by any such media.
     “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, in each case above, to the extent imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
     “Environmental Liability” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest, in each case above, incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
     “Environmental Permit” means, without limitation, any consent, license, permit, permission, grant, waiver, order, registration, authorization, approval, exemption or similar right or privilege issued by any Governmental Authority pursuant to any Environmental Law.
     “Equity Interests” means, with respect to any Person, (a) any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including without limitation, shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability interests in such Person, (d) all beneficial interests in a trust or similar entity, (e) all other equity or ownership interests in such Person of any other type and (f) all warrants, rights or options to purchase or otherwise acquire any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Event of Default” means any of the events specified in Section 9.1.
     “Excess Cash Flow” means, for any Fiscal Year of the Borrower: (a) Net Cash Provided by Operating Activities for such Fiscal Year, as set forth in the statement of cash flows included in Holdings’ audited financial statements for such Fiscal Year, minus (b) the sum, without duplication, of (i) Fixed Charges of Borrower of the type described in clause (c) of the definition thereof (without regard to the proviso at the end thereof) for such Fiscal Year, plus (ii) the aggregate amount actually paid by Borrower in cash during such Fiscal Year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount).
     “Excess Cash Flow Application Date” means the fifth Business Day after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lender, and (ii) the date such financial statements are actually delivered.
     “Fair Market Value” means, with respect to any asset, the amount that would be obtained for the sale of such asset, free and clear of all Liens, in an arm’s length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell such asset.
     “Financing Statements” means Uniform Commercial Code financing statements or other similar financing statements.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2004 Fiscal Year”) refers to the Fiscal Year ending on December 31 of such calendar year.
     “Fixed Charge Coverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (a) EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such day less the aggregate amount actually paid by Holdings and its Subsidiaries during such period on account of Capital Expenditures to (b) Fixed Charges for the period of four consecutive Fiscal Quarters ending on such day.
     “Fixed Charges” means, for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) Lease Expense for such period, (c) scheduled principal payments made during such period on account of Indebtedness of Holdings or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loan and scheduled payments of rent under Capital Lease Obligations and synthetic leases, to the extent such rent payments represent repayment of principal amounts advanced thereunder) and (d) all federal, state and foreign income taxes actually paid in cash by Holdings and its Subsidiaries during such period; provided that “Fixed Charges” shall exclude payments on financing leases for ambulatory infusion pumps.
     “Foreign Subsidiary” means (a) any Subsidiary of Holdings that is a “controlled foreign corporation,” within the meaning of section 957 of the Code, or (b) any indirect Subsidiary of Holdings held through a Subsidiary described in clause (a) to the extent that the pledge of Equity Interests or assets of, or a guaranty by, such Subsidiary would result in adverse tax consequences to Holdings.

     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements of the Borrower delivered pursuant to Section 5.1(i). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
     “Governmental Authority” means any nation or government, any state or municipality, any political subdivision of any of the foregoing, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Grantor” means the Borrower and each other Person that is required under the Loan Documents to be a grantor under the Obligor Security Agreement.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such

Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guarantor” means Holdings and each Domestic Subsidiary of Holdings (other than the Borrower).
     “Guaranty” means the guaranty of each Guarantor set forth in Section 10.
     “Hazardous Material” means, without limitation, any petroleum product, raw material, physical agent, biologically derived airborne contaminant, biological agent, infectious agent, assayable biological contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, chemicals defined under Environmental Law as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants, contaminants or words of similar meaning which is now or hereafter defined, prohibited, limited or regulated in any way under any Environmental Law.
     “Hedge Agreements” means all interest rate swaps, caps or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or similar arrangements providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
     “Hedging Obligations” means, with respect to any Person at any date, all liabilities of such Person under Hedge Agreements.
     “Holdings” is defined in the preamble hereto.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HQ Lease” means, collectively, the two leases between Tueffs Limited Partnership and InfuSystem, Inc., as amended, for office space and warehouse space in Madison Heights, Michigan with a term from July 1, 2002 to June 30, 2007, in each case as extended to June 30, 2008 by amendment executed by Tueffs Limited Partnership on July 2, 2007.
     “Indebtedness” means, with respect to any Person at any date, without duplication:
     (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (b) all obligations of such Person, contingent or otherwise, relative to the face amount of all (i) letters of credit (whether or not drawn) or (ii) bankers’ acceptances or similar facilities, in each case issued for the account of such Person;
     (c) all Capital Lease Obligations of such Person;
     (d) all Synthetic Obligations of such Person;
     (e) all obligations of such Person under Hedge Agreements;

     (f) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade payables that are incurred in the ordinary course of such Person’s business and are not overdue for a period of more than 90 days);
     (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (h) the liquidation value of all preferred Equity Interests of such Person redeemable at the option of the holder thereof;
     (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and
     (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above.
     The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnitee” is defined in Section 12.6.
     “InfuSystem” is defined in the recitals hereto.
     “InfuSystem Acquisition” is defined in the recitals hereto.
     “Initial Financial Statements” means, collectively, the following financial statements of Holdings: (i) Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006; (ii) Condensed Consolidated Statements of Operations for the three months ended March 31, 2007, the three months ended March 31, 2006 and for the period from August 15, 2005 (inception) to March 31, 2007; (iii) Condensed Consolidated Statements of Stockholders Equity (Deficit) for the period August 15, 2005 (inception) to December 31, 2005, the year ended December 31, 2006 and for the three months ended March 31, 2007; and (iv) Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007, the three months ended March 31, 2006 and for the period from August 15, 2005 (inception) to March 31, 2007.
     “Initial Projections” means, collectively, the following (in each case, for Holdings and its Subsidiaries on a Consolidated basis giving effect to the Acquisition): (i) income statement projection (assuming no share redemptions) by quarter from March 31, 2007 through December 31, 2009 (with columns for full year totals and additional lines below net income showing projected depreciation expense, amortization expense, EBITDA, capital expenditures, lease expense (facility), equipment lease payments, principal payments on the Term Loan, and interest payments on the Term Loan); (ii) balance sheet projection (assuming no share redemptions) by quarter from March 31, 2007 through December 31, 2009; (iii) itemized list of payments to be made at closing of the Acquisition (e.g., FTN fees, loan facility fee, ticking fee (Acquisition Agreement Section 12.1(a)), audit fees and costs (Acquisition Agreement Section 6.23), preparation of proxy (Acquisition Agreement Section 6.18), etc.); (iv) income statement projection (assuming maximum share redemptions) by quarter from March 31, 2007 through December 31, 2009 (with columns for full year totals and additional lines below net income showing projected depreciation expense, amortization expense, EBITDA, capital expenditures, lease expense (facility), equipment lease payments, principal payments on the Term Loan, and interest payments on the Term Loan); and (v) balance sheet projection (assuming maximum share redemptions) by quarter from March 31, 2007 through December 31, 2009.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercompany Subordination Agreement” means a Subordination Agreement, in form and substance reasonably satisfactory to the Lender, executed and delivered by two or more Obligors and delivered to the Lender pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Interest Expense” means, for any period, total interest payable in cash on, and amortization of debt discount in respect of, all Debt (including that attributable to the Term Loan, Capital Lease Obligations and Synthetic Obligations) of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
     “Investments” means, relative to any Person, (a) any advance, loan or extension of credit (by way of entry into of a Guarantee Obligation or otherwise) to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (b) any Equity Interests held by such Person in any other Person, including any capital contribution made by such Person to any other Person, and (c) any Acquisition.
     “Joinder Agreement” means the Joinder Agreement to be executed by InfuSystem in substantially the form of Exhibit E.
     “Landlord Agreement” means a landlord agreement in form and substance reasonably satisfactory to the Lender executed and delivered pursuant to the terms of this Agreement, which shall grant the Lender access to the premises covered by any lease of Real Property under which any Grantor is the lessee or sublessee.
     “Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals (excluding Capital Lease Obligations and Synthetic Obligations) payable by Holdings and its Subsidiaries for such period with respect to leases of real and personal property, determined on a Consolidated basis.
     “Lender” is defined in the preamble hereto and, as used herein, shall include any successors and assigns of the original Lender hereunder.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including actual attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against the Lender or any of its Affiliates, shareholders, directors, officers, employees, representatives and agents in connection with or arising from:
     (i) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;
     (ii) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.20;
     (iii) any violation or claim of violation by Holdings or any of its Subsidiaries of any Environmental Laws; or
     (iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by Holdings or any of its Subsidiaries, or in connection with any property owned or formerly owned by Holdings or any of its Subsidiaries.
     “Leverage Ratio” has the meaning set forth in Section 8.1(b).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or right of subrogation or analogous right (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “LIBOR Rate” means, at any time of determination, a rate per annum equal to the greater of (i) three percent (3.0%), and (ii) the latest rate for one month Eurodollars published in the “Money Rates” section of The Wall Street Journal (or if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Lender may select). The LIBOR Rate shall be determined (i) on the first Business Day immediately prior to the Closing Date and (ii) thereafter, on the last Business Day of each calendar month for calculation of interest for the following month.
     “Loan Documents” means this Agreement, the Guaranty, each Intercompany Subordination Agreement, if any, the Security Documents, the Borrower Closing Date Certificate, each Compliance Certificate and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.
     “Material Adverse Change” means a material adverse change in, or a material adverse effect upon (i) the business, condition (financial or otherwise), assets, liabilities (actual or contingent), operations, management, performance, properties or prospects of Holdings since December 31, 2005, (ii) the ability of Holdings, Borrower or any of their respective Subsidiaries to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lender to enforce the Loan Documents.
     “Material Adverse Effect” means (a) a material adverse effect on the Transaction, (b) a material adverse change in, or a material adverse effect upon, the business, properties, operations (including results of operation), condition (financial or otherwise), assets, liabilities (actual or contingent), value, solvency or prospects of Holdings, the Borrower (individually) or of the Borrower and its Subsidiaries taken as a whole, (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against any Obligor party thereto, or (d) a material impairment of the rights or remedies of the Lender under any Loan Document to which it is a party, or of the ability of any Obligor to perform and satisfy its obligations under any Loan Document to which it is a party.
     “Material Contract” means (i) each contract and agreement listed on Schedule IV hereto and (ii) each other contract or agreement with Medicare, Blue Cross or any other contracted payor (including without limitation any insurance company) covering more than 2,000,000 lives.
     “Material Environmental Amount” means an amount payable by the Borrower and/or its Subsidiaries in excess of $100,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.
     “Merger” is defined in the recitals hereto.
     “Monthly Payment Date” means the last day of each calendar month; provided, that if any such day is not a Business Day, the Monthly Payment Date for such month shall be the next succeeding Business Day.
     “Mortgaged Properties” means, collectively, any real properties that may, from time to time pursuant to the terms hereof, become subject to a Mortgage in favor of the Lender.
     “Mortgage” means a mortgage and/or deed of trust made pursuant to the terms hereof by any Obligor in favor of, or for the benefit of, the Lender, in form and substance satisfactory to the Lender, as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or securities or instruments evidencing Indebtedness, or the incurrence of Indebtedness (whether or not a security or instrument is issued in connection therewith), the cash proceeds and Cash Equivalents received from such issuance or incurrence, net of reasonable attorneys’ fees, reasonable and customary investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.
     “Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a Consolidated basis; provided, however, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is restricted or prohibited at such time by Applicable Law or the terms of any Contractual Obligation (other than under any Loan Document) applicable to Holdings or such Subsidiary.
     “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loan and all other obligations and liabilities of any Obligor to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Obligor Security Agreement” means the Security Agreement executed and delivered pursuant to the terms of this Agreement by Holdings, the Borrower and each of the Borrower’s Subsidiaries pursuant to the terms of this Agreement, substantially in the form of Exhibit F, as amended, supplemented, amended and restated or otherwise modified from time to time, and includes each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement executed and delivered in connection therewith.
     “Obligors” means, collectively, Holdings, the Borrower and each Subsidiary or Affiliate of the Borrower that is a party to a Loan Document (including each Subsidiary Guarantor).
     “Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Equity Interests.
     “Other Taxes” is defined in Section 4.4(b).
     “Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit B to the Obligor Security Agreement, as amended, supplemented, amended and restated or otherwise modified from tune to time.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Plan Insolvency” means, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Pledged Equity Interests” means, collectively, all Equity Interests upon which a Lien is purported to be created by any Security Document, including all Pledged Stock and all Pledged Interests (each as defined in the Obligor Security Agreement ).
     “Pledged Notes” is defined in the Obligor Security Agreement.
     “Pledged Subsidiary” means each Subsidiary of the Borrower in respect of which the Lender has been granted a security interest in or a pledge of (i) any of the Equity Interests of such Subsidiary or (ii) any intercompany notes of such Subsidiary owing to the Borrower or another Subsidiary.
     “Projections” is defined in Section 7.2(e).
     “Property” means any property or asset, real or personal, tangible or intangible, of whatever nature, including general intangibles. “Properties” is the collective reference to the foregoing.
     “Quarterly Payment Date” means the last day of March, June, September and December; provided, that if any such day is not a Business Day, the applicable Quarterly Payment Date shall be the next succeeding Business Day.
     “Real Property” means any real property with respect to which the Borrower or any of its Subsidiaries or any Obligor has fee simple title or a leasehold interest.
     “Recovery Event” means any settlement of or payment in respect of any property, environmental or casualty insurance claim or any condemnation, expropriation or analogous proceeding or event relating to any asset of Holdings or any of its Subsidiaries that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000.
     “Regulation U” means Regulation U of the Board as in effect from time to time.
     “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the portion of the Net Cash Proceeds received by Holdings or any of its Subsidiaries in connection therewith that, as a result of the delivery of a Reinvestment Notice, is not applied to prepay the Term Loan pursuant to Section 3.1.4(c).
     “Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that Holdings (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire prior to the relevant Reinvestment Prepayment Date tangible assets (other than inventory) useful in the Business.
     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire tangible assets other than inventory useful in the Business.

     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or failed to, or shall have otherwise ceased to, acquire tangible assets other than inventory useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” means, without limitation, any release, spilling, emission, leaking, pumping, pouring, injecting, depositing, disposal, discharge, dispersal, leaching, dumping or migration into the indoor or outdoor Environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.
     “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of Holdings.
     “Restricted Payments” is defined in Section 8.6.
     “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Security Documents” means the collective reference to the Obligor Security Agreement, each Trademark Security Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Mortgage, if any, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the obligations and liabilities of any Obligor under any Loan Document.
     “Seller” is defined in the recitals hereto.
     “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     “Specified Payment Premium” is defined in Section 3.1.5.
     “Specified Payments” is defined in Section 3.1.5.
     “Specified Revolver Collateral” means all Collateral consisting of the following:
          (a) all Accounts;
          (b) all Inventory;
          (c) any Deposit Accounts specifically established for purposes of collection of Accounts and all cash, checks and other property held therein or credited thereto (other than identifiable cash proceeds of Term Priority Collateral held therein);
          (d) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (c), all General Intangibles, Chattel Paper, Instruments, and Documents, provided that to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (a) through (c) shall be included in the Specified Revolver Collateral;
          (e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) through (d), all Supporting Obligations, provided that to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (a) through (d) shall be included in the Specified Revolver Collateral;
          (f) all books and records relating to the foregoing; and
          (g) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.
          All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the U.C.C. For the avoidance of doubt, the Lender shall have a first priority lien on all Specified Revolver Collateral unless and until a revolving credit facility permitted by Section 8.2(h) is entered into and, thereafter, shall have a second priority lien on such Specified Revolver Collateral pursuant to intercreditor arrangements reasonably satisfactory to the Lender.
     “Stated Maturity Date” means October 24, 2011.
     “Subordinated Debt” means unsecured Indebtedness postponed and subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, redemption and other prepayment events, covenants, defaults, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Lender.
     “Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 8.13.

     “Subsidiary” means, as to any Person, any Business Entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect or appoint the managing member, or analogous Person, or the board of directors, managers or other voting members of the governing body, of such Business Entity (irrespective of whether at the time securities (or other Equity Interests) of any other class or classes of such Business Entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantor” means each Subsidiary of Holdings that is a party to the Guaranty (including each such Subsidiary that shall have become a party to the Guaranty by executing and delivering a Supplement thereto substantially in the form of Exhibit G).
     “Synthetic Obligations” means as to any Person, all (a) obligations of such Person to pay rent or other amounts as a lessee under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statement of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds.
     “Tax Refund” means any and all tax refunds, tax rebates and other payments of any nature from any Governmental Authority in respect of Taxes.
     “Taxes” means any and all present and future taxes, levies, imposts, deductions, assessments, fees, withholdings, duties and other charges, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including all penalties, interest and liabilities with respect thereto.
     “Tax Return” means all returns, reports, statements, filings, attachments and other documents or certifications required to be prepared or filed in respect of Taxes.
     “Term Loan Commitment” means the Lender’s obligation (if any) to make the Term Loan pursuant to Section 2.1.
     “Term Loan Commitment Amount” means $32,703,000.00.
     “Term Loan” is defined in Section 2.1.1.
     “Term Priority Collateral” means all Collateral except Specified Revolver Collateral.
     “Termination Date” means the earliest date on which both (a) the Term Loan Commitment shall have been permanently terminated and (b) the Term Loan and all other Obligations shall have been paid in full in cash.
     “Total Debt” means, at any date, the aggregate principal amount of all Debt of Holdings and its Subsidiaries.

     “Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit C to the Obligor Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Transaction” is defined in the recitals hereto.
     “Transaction Documents” means, collectively, the Loan Documents and the Acquisition Documentation, and includes all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
     “Treasury Regulations” means the existing U.S. federal income tax regulations promulgated or proposed under the Code.
     “U.C.C.” means the Uniform Commercial Code, as at any time adopted and in effect in the State of New York.
     “United States” means the United States of America.
     “Voting Interests” means, with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of, or to appoint, the managing member or analogous Person, or directors, managers or other voting members of the governing or managing body of, such Person.
     “Wholly Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly and/or indirectly through one or more other Wholly Owned Subsidiaries.
     “Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
     1.2 Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto:
     (i) accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP;
     (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
     (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

     (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and
     (v) references to an agreement or other document (whether or not such agreement or other document is a Loan Document or other Transaction Document) shall, unless otherwise expressly stated in such reference or in the definition thereof, mean the agreement or other document and all schedules, exhibits, annexes and other materials that constitute part of such agreement or document pursuant to the terms thereof, as amended, supplemented, restated or otherwise modified in accordance with its terms and the provisions of the Loan Documents.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Article, Schedule, Annex, Exhibit and analogous references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     1.3 Cross References. Unless otherwise specified, references in a Loan Document to any Article, Section, Schedule, Exhibit or Annex are references to such Article or Section of, or Schedule, Exhibit or Annex to, such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 2
THE TERM LOAN COMMITMENT;
DESIGNATION OF APPLICABLE INTEREST RATE
     2.1 Term Loan Commitment. On the terms and subject to the conditions of this Agreement (including all applicable conditions set forth in SECTION 5), the Lender agrees to make the Term Loan as set forth below.
     2.1.1 Term Loan Commitment.
     The Lender agrees to make a term loan (the “Term Loan”) to the Borrower in an amount equal to the Term Loan Commitment Amount. No amounts paid or prepaid with respect to the Term Loan may be reborrowed. The Term Loan may from time to time be designated to bear interest based on the Base Rate or on the LIBOR Rate, as determined by the Borrower and notified to the Lender in accordance with Section 2.2. Notwithstanding any contrary provision hereof, the Borrower and the Lender agree that the borrowing by the Borrower of the full amount of the Term Loan hereunder shall be deemed to occur automatically (and without any wire transfer of funds or any other or further action of any party) concurrently with the receipt by the Lender of the Cash Purchase Price (as defined in the Acquisition Agreement) and upon such receipt by the Lender of such Cash Purchase Price the Term Loan shall be outstanding in the principal amount of $32,703,000.00 and shall be payable by the Borrower to the Lender in accordance with the terms hereof.
     2.2. Designation of Applicable Interest Rate. The Term Loan shall initially bear interest at the LIBOR Rate plus the Applicable Margin. The Borrower may elect from time to time after the Closing Date, on any Monthly Payment Date, to designate the Base Rate (or to re-designate the

LIBOR Rate), in each case plus the Applicable Margin, as the rate applicable to the Term Loan by giving the Lender at least three Business Days’ prior irrevocable notice of such election; provided, however, that the LIBOR Rate may not be selected at any time during which a Default under Section 9.1(a) or 9.1(f) or an Event of Default shall be continuing.
SECTION 3
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     3.1 Maturity of Term Loan; Repayments and Prepayments of Term Loan. The Borrower agrees that the Term Loan shall be repaid and prepaid as set forth in this Section 3.1.
     3.1.1. Maturity of Term Loan. The Borrower shall repay in full the unpaid principal amount of the Term Loan upon the Stated Maturity Date.
     3.1.2. Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, subject to the provisions of Section 3.1.5), upon irrevocable notice delivered to the Lender at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, however, that each such voluntary partial prepayment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the Term Loan). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.
     3.1.3. Scheduled Repayments of Term Loan.
     Term Loan. The Borrower shall, on each Quarterly Payment Date commencing with the Quarterly Payment Date occurring on December 31, 2007, make a scheduled repayment of the aggregate outstanding principal amount of the Term Loan in an amount equal to the amount set forth below opposite the period in which such Quarterly Payment Date occurs:

Amount of Each Required
Period	Quarterly Principal Repayment
12/31/07 through (and including) 9/30/08	$408,787.50
12/31/08 through (and including) 9/30/10	$817,575.00
12/31/10 and thereafter	$1,226,362.50
     3.1.4. Mandatory Prepayments. Prior to the Stated Maturity Date, the Borrower shall make payments and prepayments of the Term Loan as set forth in this Section 3.1.4.
     (a) Issuance of Equity Interests. If any Equity Interests shall be issued by Holdings or any of its Subsidiaries (other than shares issued to employees pursuant to any management equity plan or stock option plan), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loan as set forth in Section 3.2.

(b) Incurrence of Indebtedness; Revolving Credit Facility.
     (1) If any Indebtedness (excluding any Indebtedness permitted to be issued or incurred pursuant to Section 8.2 except as provided in the following clause (2)) shall be issued or incurred by Holdings or any of its Subsidiaries after the Closing Date, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loan as set forth in Section 3.2;
     (2) If any Indebtedness shall be issued or incurred by Holdings or any of its Subsidiaries after the Closing Date pursuant to a revolving credit facility of any nature, an amount equal to 100% of the Net Cash Proceeds thereof in excess of $5,000,000.00 outstanding at any one time shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loan as set forth in Section 3.2;
     (c) Asset Sales; Recovery Events. If on any date Holdings or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loan as set forth in Section 3.2; provided, however, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $500,000 in any Fiscal Year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loan as set forth in Section 3.2.
     (d) Excess Cash Flow. If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, no later than the relevant Excess Cash Flow Application Date, apply Seventy-Five Percent (75%) of such Excess Cash Flow toward the prepayment of the Term Loan as set forth in Section 3.2.
     (e) Acquisition Payments. If on any date, Holdings, the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries receives any Acquisition Payment, an amount equal to (i) in the case of any Acquisition Payment of the type described in clause (a) of the definition thereof, 100% of such amount, and (ii) in the case of any Acquisition Payment of the type described in clause (b) of the definition thereof, the excess of (x) 100% of such amount over (y) any third-party costs, liabilities and expenses actually paid or payable in cash by an Obligor in respect of which such indemnification or reimbursement payment is received, shall be applied toward the prepayment of the Term Loan as set forth in Section 3.2 no later than three Business Days following such receipt. In furtherance of the foregoing and notwithstanding any provision to the contrary in the Acquisition Agreement or any other Acquisition Documentation, in the event the Lender is required to pay any amounts to any Obligor that would constitute an Acquisition Payment hereunder, then to the extent such Acquisition Payment would be required to be paid to the Lender under this Section 8.5(e), the Lender may make such payment by applying it as an offset against the Obligations.
     (f) Tax Refunds. If on any date Holdings or any of its Subsidiaries shall receive any Tax Refund in an aggregate amount in any fiscal year in excess of $100,000, an amount equal to 100% of such Tax Refund shall be applied within 10 Business Days after receipt by Holdings or such Subsidiary toward the prepayment of the Term Loan as set forth in Section 3.2.
     (g) Acceleration. Immediately upon any acceleration of the maturity of the Term Loan pursuant to Section 9.2 or Section 9.3, the Borrower shall repay the Term Loan unless,

pursuant to Section 9.3, only a portion of the Term Loan is so accelerated (in which case the portion so accelerated shall be so repaid).
Each prepayment of the Term Loan made pursuant to this Section shall be accompanied by payment of any premium as may be required by Section 3.1.5.
     3.1.5. Specified Payment Premiums. All (w) optional principal prepayments of the Term Loan, (x) mandatory principal prepayments of the Term Loan (other than pursuant to clause (d) of Section 3.1.4), and (y) principal payments upon or following acceleration of the Term Loan upon or following an Event of Default (collectively, “Specified Payments”) shall be accompanied by a Specified Payment premium (the “Specified Payment Premium”) in an amount equal to the following percentages of the principal amount of the Term Loan so paid:
     (a) in the case of any such prepayment, repayment or other payment made on or prior to the first anniversary of the Closing Date, 2.0% of the amount of each such Specified Payment; and
     (b) in the case of any such prepayment, repayment or other payment made after the first anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 1.0% of the amount of each such Specified Payment;
plus, in each case above, any accrued and unpaid interest thereon to the date of such Specified Payment. The Borrower agrees that the Specified Payment Premium is reasonable in the circumstances and shall in all events be included in the Obligations. The Borrower agrees that the Specified Payment Premium shall be payable upon the occurrence of any Event of Default described in Section 9.1(f), even if the Lender does not exercise its rights under SECTION 9, but elects, at its option, to provide financing to the Borrower or permit the use of cash collateral under the United States Bankruptcy Code.
     3.2. Application of Prepayments. Amounts required to be applied to the repayment or prepayment of the Term Loan pursuant to Section 3.1 shall be applied as follows:
     (a) All repayments required to be made under Section 3.1.1 or 3.1.3 shall be applied to repay amounts owing in respect of the Term Loan. All payments hereunder (including any offsets) shall be applied in the following order: (i) first to due and unpaid fees and expenses (for the avoidance of doubt, including without limitation any unpaid fees or expenses under the Acquisition Documentation); (ii) second, to accrued interest at the default rate specified in Section 3.3.2 (if applicable); (iii) third, to accrued and unpaid interest not described in the foregoing clause (ii); (iv) fourth, to any premium payable pursuant to Section 3.1.5 (if applicable); (v) fifth, to the outstanding principal amount of the Term Loan (and to the remaining amortization payments thereof as specified in Sections 3.2(b), (c) and (d) below); and (vi) sixth, to any remaining amounts due to the Lender under the Loan Documents.
     (b) Subject to Section 3.2(a), voluntary prepayments made by the Borrower pursuant to Section 3.1.2 shall be applied to the amortization payments of the Term Loan, as specified by the Borrower in its notice delivered pursuant to Section 3.1.2.
     (c) Subject to Section 3.2(a), amounts to be applied pursuant to Section 3.1.4 shall be applied to the prepayment of the outstanding principal amount of the Term Loan (with the amount of such prepayment being applied to reduce, in inverse order, the remaining amortization payments required in respect thereof pursuant to Section 3.1.3).

     (d) All other payments and prepayments of the Term Loan by the Borrower for which the application thereof is not specified herein shall be applied, subject to Section 3.2(a), to repay the Term Loan and to reduce, in inverse order of maturity, the remaining amortization payments required in respect thereof pursuant to Section 3.1.3.
     3.3. Interest Provisions. Interest on the outstanding principal amount of the Term Loan shall accrue and be payable in accordance with this Section 3.3.
     3.3.1. Rates.
     (a) If and for so long as the Borrower has selected the LIBOR Rate to be the applicable rate (subject to Section 3.3.2), the Term Loan shall bear interest for each day during such period at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin on such day.
     (b) If and for so long as the Borrower has selected the Base Rate to be the applicable rate, the Term Loan shall bear interest for each day during such period at a rate per annum equal to the Base Rate on such day plus the Applicable Margin on such day.
     3.3.2. Default Rate and Overdue Rate; No LIBOR Rate After Default. Notwithstanding Section 3.3.1, (i) immediately upon the occurrence of a Default under Section 9.1(a) or 9.1(f) or an Event of Default and for so long as such Default or Event of Default shall be continuing, the Term Loan (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to Section 3.3.1(b) plus an additional 2% per annum and (ii) all amounts (other than the principal of the Term Loan) not paid when due hereunder (including, to the extent permitted by law, all overdue interest) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for the Base Rate plus an additional 2% per annum.
     3.3.3. Payment Dates. Interest accrued on the Term Loan shall be payable in arrears, without duplication:
     (a) on each Monthly Payment Date (provided that interest accruing pursuant to Section 3.3.2 shall be payable from time to time on demand);
     (b) on the Stated Maturity Date;
     (c) on the date of any payment or prepayment, in whole or in part, of principal outstanding on the Term Loan on the principal amount so paid or prepaid (including each payment or prepayment made pursuant to Section 3.1); and
     (d) on that portion of the Term Loan the maturity of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.
     3.4. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.
     3.4.1. Administration Fee. The Borrower agrees to pay to the Lender an annual non-refundable administration fee in the amount of $75,000.00 per annum, payable annually in advance on the Closing Date and on each annual anniversary thereof.

     3.4.2. Facility Fee. The Borrower agrees to pay to the Lender on the Closing Date the Facility Fee (as defined in the Acquisition Agreement) .
     3.4.3. Certain Other Fees. The Borrower agrees to pay to the Lender all other fees payable by any Obligor to the Lender in the amounts and on the dates previously agreed to pursuant to the Acquisition Documentation.
SECTION 4
CERTAIN LIBOR RATE AND OTHER PROVISIONS
     4.1 Computation of Interest and Fees; Payments. (a) All interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.
     (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of clear and manifest error.
     (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m. (Los Angeles, California time), on the due date thereof to the Lender, at the Lender’s account set forth on Schedule II (or to such other account as the Lender may notify the Borrower in writing from time to time), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
     4.2 Proceeds of Exercise of Remedies. All monies received by the Lender from the exercise of remedies hereunder, under the other Loan Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Obligors) incurred by the Lender in connection with the exercise of such remedies, including, without limitation, all costs and expenses of collection, actual attorneys’ fees and disbursements, court costs and any foreclosure expenses;
next, in the order set forth for payments hereunder in Section 3.2(a), and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and
thereafter, any surplus remaining after the indefeasible payment in full in cash of all of the Obligations shall be distributed to the Borrower or to whomsoever shall be lawfully entitled thereto.
     4.3. Increased Costs. (a) If the adoption of or any change in any Applicable Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date:
     (i) shall subject the Lender to any Tax of any kind whatsoever with respect to this Agreement or any payment hereunder, or change the basis of taxation of payments to the Lender in respect thereof; or

     (ii) shall impose on the Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Term Loan, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender, upon its demand *(which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amount have accrued on or after the date which is 180 days prior to the date on which Lender first made demand therefor. If the Lender becomes entitled to claim any additional amounts pursuant to this clause (a), it shall promptly notify the Borrower of the event by reason of which it has become so entitled.
     (b) A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive absent clear and manifest error. In determining any such additional amounts, the Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.
     (c) This Section 4.3 shall apply only to a lender that is a bank or other financial institution.
     4.4. Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower or any other Obligor (including any payments pursuant to Sections 12.5 or 12.6), under this Agreement, or any other Loan Document shall be made without setoff, counterclaim or defense of and free and clear of and without deduction or withholding for any and all Taxes, excluding taxes measured by overall net income and franchise taxes in lieu of overall net income imposed on the Lender, by the jurisdiction (or political subdivision thereof) in which it is organized or in which its principal office is located (all such non-excluded Taxes being herein referred to as “Covered Taxes”). If the Borrower, Holdings or Subsidiary Guarantor shall be required by any Applicable Law to deduct any Covered Taxes from or in respect of any payment hereunder or otherwise under the Loan Documents to any Person, then (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to any additional payments made under this Section 4.4) such Person receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower, Holdings or Subsidiary Guarantor (or the Lender, as applicable) shall make such deductions or withholdings at the applicable rate and (iii) the Borrower, Holdings or the Subsidiary Guarantor (or the Lender, as applicable) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.
     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise, transfer, sales, use, recordation or property Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, enforcement, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document, including all penalties, interest, additions and liabilities in respect thereof (hereinafter referred to as “Other Taxes”).

     (c) If any Obligor is required to deduct or pay any Covered Taxes, Other Taxes or other amount under this Section 4.4 from or in respect of any amount payable under this Agreement or any other Loan Document to any Indemnified Party, then such Obligor shall also pay to such Indemnified Party at the time interest is paid, such additional amount that such Indemnified Party specifies is necessary to preserve the after-Tax yield (after figuring in all Taxes, including taxes imposed on or measured by net income) that such Indemnified Party would have received if such Covered Taxes, Other Taxes or other amount had not been payable.
     (d) The Borrower will indemnify each Indemnitee (i) for the full amount of Covered Taxes and Other Taxes, (including any Covered Taxes and Other Taxes imposed by any jurisdiction (or any political subdivision thereof) on amounts payable under this Section 4.4), payable by such Indemnitee and any liability (including penalties, interest, additions and expenses) arising therefrom or with respect thereto, and (ii) for any present or future claims, liabilities or losses with respect to or resulting from any failure or delay by the Borrower to pay, or any failure or delay by the Borrower to file any Tax Return with respect to, any Covered Taxes or Other Taxes (including interest, penalties, additions and expenses, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within ten days from the date such Indemnitee makes written demand therefor.
     (e) Within ten days after the date of any payment of Covered Taxes, Other Taxes or any interest, penalties, or any liability related thereto, the Borrower shall furnish to the Lender, at its address referred to in Section 12.2, the original or certified copy of a receipt evidencing payment thereof.
     (f) Without prejudice to the survival of any other agreement of the Borrower, Holdings or the Subsidiary Guarantors hereunder, the agreements and obligations of the Borrower, Holdings or the Subsidiary Guarantors contained in this Section 4.4 shall survive the termination of this Agreement and the occurrence of the Termination Date.
SECTION 5
CONDITIONS PRECEDENT
     5.1. Conditions to Initial Credit Extension. The agreement of the Lender to make the Term Loan is subject to the satisfaction, prior to or concurrently with the making of such Term Loan on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement. The Lender shall have received this Agreement, executed and delivered by each Obligor.
     (b) Acquisition Agreement Conditions. All conditions to effectiveness set forth in the Acquisition Agreement (including, without limitation, Section 12.3 thereof) shall have been satisfied (or waived by the Lender).
     (c) Consummation of Transaction, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lender:
     (i) the InfuSystem Acquisition shall be consummated on the Closing Date; and
     (ii) the Lender shall have received satisfactory evidence that the fees and expenses payable to third parties to be incurred in connection with the Transaction and the financing thereof (including the financing pursuant to this Agreement) shall not exceed $4,700,000.00;
and the Lender shall be reasonably satisfied with all aspects of the Transaction, including the capital and Business Entity structure of Holdings, the Borrower and each of their respective Subsidiaries, the sources and uses of proceeds utilized to consummate the Transaction, and the tax, legal, accounting and environmental due diligence investigations of Holdings and its Subsidiaries.
     (d) Joinder Agreement. The Lender shall have received the Joinder Agreement duly executed by InfuSystem.
     (e) Solvency Certificate. The Lender shall have received a Solvency Certificate in the form of Exhibit H, duly executed and delivered by the Chief Executive Officer or Chief Financial Officer of the Borrower, certifying that, after giving effect to the transactions occurring on the Closing Date (including the borrowing of the Term Loan), Holdings and its Subsidiaries, on a Consolidated basis, are Solvent.
     (f) Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 8.2(b) of the Disclosure Schedule, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been permanently terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Lender shall have received all payoff and release letters, Uniform Commercial Code Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.
     (g) Representations and Warranties. Both before and immediately after giving effect to the Transaction, (i) all representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents to which the Borrower is a party shall be true and correct in all respects (except to the extent that such representations and warranties relate to InfuSystem (without giving effect to the transactions contemplated by the Acquisition Agreement) and would not have been true and correct if such representations and warranties were made by InfuSystem immediately prior to Closing (as defined in the Acquisition Agreement)); and (ii) all representations and warranties of Holdings and/or the Borrower set forth in the Acquisition Agreement and the other Acquisition Documentation to which Holdings and/or the Borrower or the Seller is a party shall be true and correct in all respects.
     (h) Closing Date Certificate. The Lender shall have received the Borrower Closing Date Certificate, dated the date of the initial Credit Extension and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall represent and warrant as of the Closing Date that, among other things, both before and immediately after giving effect to the InfuSystem Acquisition, all representations and warranties of each Obligor set forth in each Loan Document to which any Obligor is a party are true and correct in all respects (except with respect to the extent that such representations and warranties relate to InfuSystem (without giving effect to the transactions contemplated by the Acquisition Agreement) and would not have been true and correct if such representations and warranties were made by InfuSystem immediately prior to Closing (as defined in the Acquisition Agreement)).

     (i) Receipt. The Lender shall have received a Receipt, duly executed by Iceland and Holdings, with respect to the occurrence of the deemed funding hereunder, in form and substance satisfactory to the Lender.
     (j) [Intentionally Omitted.]
     (k) Obligor Security Agreement. The Lender shall have received the Obligor Security Agreement, dated as of the date hereof, duly executed and delivered by Holdings and each of its Subsidiaries, together with:
     (i) [intentionally omitted];
     (ii) certificates evidencing all of the issued and outstanding Equity Interests owned by Holdings or any of its Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank or, if any Equity Interests are uncertificated Equity Interests, confirmation and evidence satisfactory to the Lender that the security interest therein has been transferred to and perfected by the Lender in accordance with Articles 8 and 9 of the U.C.C. and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;
     (iii) all Pledged Notes (as defined in the Obligor Security Agreement), if any, evidencing Indebtedness payable to Holdings by any of its Subsidiaries or payable to any Subsidiary of Holdings by any other Subsidiary of Holdings, duly indorsed to the order of the Lender;
     (iv) Financing Statements naming each of Holdings and each Subsidiary of Holdings as a debtor and the Lender as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests of the Lender pursuant to the Obligor Security Agreement (including all jurisdictions listed in Item 6.20(a) of the Disclosure Schedule);
     (v) evidence reasonably satisfactory to the Lender that the Liens indicated by the financing statements (or similar documents) disclosed by the search described in clause (i) above are permitted by Section 8.3 or have been released or, in the case of Liens referred to in Section 5.1(f) above, will be released on the Closing Date, including (x) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release such Liens and other rights of any Person and (y) such other Uniform Commercial Code Form UCC-3 termination statements as the Lender may reasonably request from any Obligor; and
     (vi) lockbox agreements and such other agreements or instruments as may be necessary or, in the opinion of the Lender, desirable to establish and maintain lockbox arrangements with respect to cash received by Holdings and its Subsidiaries from time to time;
and the Lender and its counsel shall be satisfied that (i) the Liens granted to the Lender in the collateral described in this clause (k) constitute a first priority (or local equivalent thereof) security interest; and (ii) no Lien exists on any of the collateral described in this clause (k), other than (x) Liens created in favor of the Lender pursuant to the Security Documents and (y) with respect to Collateral other than Pledged Equity Interests and Pledged Notes, Liens expressly permitted under Section 8.3.
     (l) [Intentionally Omitted].
     (m) [Intentionally Omitted.]
     (n) [Intentionally Omitted.]
     (o) [Intentionally Omitted.]
     (p) Due Diligence. The Lender shall have completed a due diligence investigation of Holdings and its Subsidiaries in scope, and with results, satisfactory to the Lender, including without limitation, as to general affairs, management, corporate structure, capital structure, other debt instruments, material contracts, governing documents, prospects, financial position, stockholders’ equity and results of operations, and the tax, accounting, legal, regulatory, environmental and other issues relevant to Holdings and its Subsidiaries, and shall have been given access to the external independent auditors, management, records, books of account, contracts and properties of Holdings and its Subsidiaries and shall have received such financial, business and other information regarding Holdings and its Subsidiaries as the Lender shall have requested
     (q) Material Adverse Change. No Material Adverse Change shall have occurred.
     (r) Resolutions, etc. The Lender shall have received from each Obligor, as applicable, (1) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person and (2) a certificate, dated the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to
     (i) resolutions of each such Person’s board of directors (or other managing body, in the case of any entity other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;
     (ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
     (iii) the full force and validity of each Organic Document of such Person and copies thereof;
upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.
     (s) Approvals; Absence of Suits. All governmental, regulatory, shareholder and third party approvals and consent necessary or desirable in connection with the Transaction, the Loan Documents and the consummation of the transactions contemplated hereby and thereby, and the continuing operations of Holdings and its Subsidiaries to the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing contemplated hereby. No action, suit, arbitration, litigation, investigation or proceeding shall be pending or, to the knowledge of Holdings, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Closing Date Material Adverse Change or that challenges the Loan Documents or the transactions contemplated hereby.
     (t) Lien Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Obligors are located, and such search shall reveal no Liens on any of the assets of Holdings or its Subsidiaries except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.
     [(u) Intentionally Omitted.]
     (v) Certificates of Insurance. The Lender shall have received a certificate of insurance, together with the endorsements thereto, and naming the Lender as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as required by Section 7.5, the form and substance of which shall be satisfactory to the Lender.
     (w) Fees, Expenses, etc. The Lender shall have received all fees due and payable pursuant to the Acquisition Documentation (including, without limitation, Section 12 of the Acquisition Agreement) and pursuant to Section 3.4 hereof and all costs and expenses due and payable pursuant to Section 12.5 hereof for which invoices have been presented (including the actual fees and expenses of legal counsel).
     (x) Legal Opinion. The Lender shall have received the legal opinion of Morgan, Lewis & Bockius LLP, counsel to the Obligors, substantially in the form of Exhibit I.
Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require, and shall be in form and substance reasonably satisfactory to the Lender. The Borrower, on behalf of itself and each other Obligor, hereby requests that each counsel described in this Section 5.1(x) deliver the opinions and/or reliance letters described herein and acknowledges and agrees that the Lender shall be entitled to rely thereon.
     (y) Filings, Registrations and Recordings. (i) Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
     (i) All Financing Statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Lender (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Lender and its counsel (i) the Filing Agent’s receipt of all such Financing Statements and termination statements, (ii) that such Financing Statements and termination statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Effective Date and (iii) that the Filing Agent will notify the Lender and its counsel of the results of such submissions within 30 days following the Effective Date.
     5.2 All Credit Extensions. The obligation of the Lender to make the Term Loan is further subject to the conditions precedent that all documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Lender and its counsel; and the Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as the Lender or its counsel may reasonably request.
SECTION 6
REPRESENTATIONS AND WARRANTIES
     To induce the Lender to enter into this Agreement and to make the Term Loan, Holdings and the Borrower hereby jointly and severally represent and warrant to the Lender as set forth in this Section 6:
     6.1 Financial Condition. (a) The Initial Projections , copies of which have heretofore been furnished to the Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Term Loan to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Initial Projections have been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at the dates set forth in the Initial Projections, assuming that the applicable events specified in the preceding sentence had actually occurred at such dates and assuming the accuracy of projections provided by InfuSystem to Holdings.
     (b) The Initial Financial Statements, including reports thereon by and accompanied by an unqualified report from Deloitte and Touche LLP, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at the dates set forth therein, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither Holdings nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities or liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that is not reflected in the most recent financial statements referred to in this clause (b). During the period from December 31, 2006 to and including the Closing Date there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or property.
     6.2. No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in, or a material adverse effect upon the business, condition (financial or otherwise), assets, liabilities (actual or contingent), operations, management, performance, properties or prospects of Holdings.
     6.3 Existence, Power and Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has full power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.
     6.4 Due Authorization. Each Obligor has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and other Transaction Documents to which it is a party, grant the Liens contemplated thereby, participate in the consummation of all aspects of the Transaction and, in the case of the Borrower, to borrow hereunder. Each Obligor has taken all necessary applicable Business Entity action to authorize the execution, delivery and performance of the Loan Documents and other Transaction Documents to which it is a party, each agreement executed and delivered in connection with the Transaction to which it is a party, the grant of the Liens contemplated thereby and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.
     6.5 Government Approval. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any other Loan Document or Transaction Document or any agreement executed and delivered in connection with the Transaction, or the grant of any Lien pursuant to any of the foregoing, except (i) consents, authorizations, filings and notices described in Item 6.5 of the Disclosure Schedule, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings and recordations referred to in Section 6.22.
     6.6. Due Execution and Delivery; Enforceable Obligations. Each Loan Document has been duly executed and delivered by each Obligor party thereto. This Agreement constitutes, and each other Loan Document and agreement or instrument executed and delivered in connection with the Transaction will, upon execution by the applicable Obligor, constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     6.7. Non-Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents and Transaction Documents, the borrowings hereunder, the use of the proceeds thereof and the grant of the Liens contemplated by the Loan Documents, do not and will not (a) violate or contravene any Applicable Law or any Organic Documents of any Obligor, (b) conflict with or result in a breach or contravention of, or require any payment to be made under, any Contractual Obligation of any Obligor or (c) result in or require the creation or imposition of any Lien on any of the properties or revenues of any Obligor pursuant to any Applicable Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Applicable Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
     6.8. Compliance with Law. Each of Holdings and its Subsidiaries is in compliance with all Applicable Law except to the extent that the failure to comply with any such Applicable Law, in the aggregate with all other such noncompliance by Holdings and its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect.
     6.9. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings or the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to the Acquisition, any of the Loan Documents or any agreement or instrument executed and delivered or to be executed and delivered in connection with the Transaction, (b) with respect to the Transaction or the financing hereunder, or (c) that could reasonably be expected to have a Material Adverse Effect.
     6.10. No Default. Neither Holdings nor the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     6.11. Ownership of Property; Liens. Each of Holdings and its Subsidiaries and each other Obligor has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.
     6.12. Intellectual Property. Each of Holdings and the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person in any material respect or in any manner that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor the Borrower nor any of their respective Subsidiaries owns any material registered Intellectual Property except as set forth in Item 6.12 of the Disclosure Schedule.
     6.13. Taxes. Each of the Borrower, Holdings and each of their Subsidiaries has timely (a) filed or caused to be filed all U.S. federal, state and local, non-U.S. and other Tax Returns that it is required to file and (b) paid all Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than any Tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable company. All Tax Returns referred to in clause (a) above are true, correct and complete in all material respects. Each of the Borrower, Holdings and each of their Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each of the Borrower, Holdings and each of their Subsidiaries is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Lien for Taxes of Holdings, the Borrower or any of their respective Subsidiaries has been filed.
     6.14. Margin Stock.
     No part of the proceeds of the Term Loan will be used for, and no Obligor is in the business of, “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     6.15. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings or the Borrower or any of their respective Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; and (c) all payments due from Holdings or the Borrower or any of their respective Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the Borrower or the relevant Subsidiary.
     6.16. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Holdings nor the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that could reasonably be expected to have a Material Adverse Effect, and neither Holdings nor the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if Holdings or the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
     6.17. Investment Company Act; Other Regulations. No Obligor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Obligor is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or grant any Lien or that would or might adversely affect the legality or enforceability against any Obligor of any of its obligations under any of the Loan Documents.
     6.18. Subsidiaries. (a) Item 6.18 of the Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Obligor and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings or the Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.
     6.19. Use of Proceeds. The proceeds of the Credit Extensions will be used solely as set forth in Section 7.10.
     6.20. Environmental Matters. Except as (i) in the aggregate, would not reasonably be expected to result in the payment by Holdings or the Borrower or any of their respective Subsidiaries of a Material Environmental Amount or (ii) would not have a Material Adverse Effect in the aggregate:
     (a) the Properties do not contain, and have not previously contained, any Hazardous Material in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to an Environmental Liability under, any Environmental Law;
     (b) neither Holdings nor the Borrower nor any of their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) no Hazardous Materials have been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to an Environmental Liability under, any Environmental Law, nor has any Hazardous Material been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to an Environmental Liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings or the Borrower, threatened, under any Environmental Law to which Holdings or the Borrower or any of their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no Release or threat of Release of any Hazardous Material at or from the Properties, or arising from or related to the operations of Holdings or the Borrower or any of their respective Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties nor is there a violation of any Environmental Law or Environmental Permit required by Environmental Law with respect to the Properties or the Business that could give rise to an Environmental Liability; and
     (g) neither Holdings nor the Borrower nor any of their respective Subsidiaries has assumed any liability of any other Person under Environmental Laws.
     6.21. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Obligor to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (including the Transaction), contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, and no other factual information furnished after the Effective Date in connection with any Loan Document by or on behalf of any Obligor to the Lender will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The projections and pro forma financial information contained in the materials referenced above (including, without limitation, the Initial Projections) are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     6.22. Security Documents. The Security Documents are effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests, when certificates representing such Pledged Equity Interests are delivered to the Lender, and in the case of the other Collateral described in the Obligor Security Agreement, when financing statements and other filings specified in Item 6.22(a) of the Disclosure Schedule in appropriate form are recorded in the offices specified in Item 6.22(a) of the Disclosure Schedule, the Obligor Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Obligor Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Sections 8.3(c), (d), (h) and (j)).
     6.23. Solvency. Each Obligor is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
     6.24. Real Properties. Item 6.24A of the Disclosure Schedule lists each of the real properties in the United States owned in fee simple by Holdings or the Borrower or any of their respective Subsidiaries and their respective fair market values (as determined by Holdings or the Borrower in its reasonable judgment) on and as of the Closing Date. Item 6.24B of the Disclosure Schedule lists the address and landlord of each real property leased by Holdings or the Borrower or any of their respective Subsidiaries and the fair market values (as determined by the Borrower in its reasonable judgment) of all tangible items of Collateral located at each such leased real property. The HQ Lease is in full force and effect and the Borrower is in compliance with all terms thereof.
     6.25. Capitalization. As of the Closing Date, Item 1.1 of the Disclosure Schedule is a true, complete and accurate description of the equity capital structure of Holdings and the Borrower and their respective Subsidiaries showing, for each such Person, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Item 1.1 of the Disclosure Schedule, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of Holdings or the Borrower or any of their respective Subsidiaries, (b) there are no obligations of Holdings or the Borrower or any of their respective Subsidiaries to redeem or repurchase any of Equity Interests and (c) there is no agreement, arrangement or plan to which Holdings or the Borrower or any of their respective Subsidiaries is a party or of which Holdings or the Borrower has knowledge that could directly or indirectly affect the capital structure of Holdings or the Borrower or their respective Subsidiaries. The Equity Interests of Holdings and the Borrower and their respective Subsidiaries described on Item 1.1 of the Disclosure Schedule (i) are validly issued and fully paid and non-assessable and (ii) are owned of record and beneficially as set forth on Item 1.1 of the Disclosure Schedule, free and clear of all Liens (other than Liens created under the Security Documents).
     6.26. Special Purpose Acquisition Company. Holdings has received all necessary approvals of its shareholders to consummate the Transaction. Holdings cannot be required to redeem any additional shares of its capital stock in connection with, or as a result of, the consummation of the Transaction.
     6.27. Brokers. Except for fees payable by the Lender to Banc of America Securities LLC in connection with the Acquisition Agreement and except for fees payable by Holdings to FTN Midwest Securities Corp. as previously disclosed to the Lender pursuant to the Acquisition Agreement, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents and the Obligors jointly and severally hereby agree to indemnify the Lender and hold the Lender harmless from and against any claim of any other potential lender, broker or finder arising out any transaction or commitment issued to the Borrower.
SECTION 7
AFFIRMATIVE COVENANTS
     The Obligors hereby covenant and agree with the Lender that, until the Termination Date has occurred, Holdings and the Borrower shall, and shall cause each of their respective Subsidiaries to perform or cause to be performed the obligations set forth in this SECTION 7.
     7.1 Financial Statements. Holdings and the Borrower shall furnish to the Lender:
     (a) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated (and unaudited consolidating) statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing, together with (i) copies of any notes and auditor’s letters (to the extent available), and (ii) a management comparison against the prior fiscal year and the annual fiscal budget.
     (b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter of Holdings, the unaudited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form (i) the figures for the previous Fiscal Year and (ii) the figures from the Annual Budget covering the current Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
     (c) Monthly Financial Statements. As soon as available, but in any event not later than 30 days after the end of each month occurring during each Fiscal Year (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year and the figures from the Annual Budget covering the current Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All financial statements required to be delivered pursuant to this Section shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     7.2 Certificates; Other Information. The Borrower shall furnish to the Lender:
     (a) Accounts Receivable/Payable Reports. As soon as practicable and in any event within 30 days after the end of each Fiscal Quarter, (i) a written report, reasonably satisfactory in form and scope to the Lender, as to the accounts receivable and accounts payable of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, setting forth the type, amount, value and aging of Holdings’ and such Subsidiaries’ accounts receivable and accounts payable as of the end of such Fiscal Quarter, all certified by a Responsible Officer of the Borrower.
     (b) Annual Certificate of Certified Public Accountants. Concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.
     (c) Responsible Officer’s Certificate. Concurrently with the delivery of any financial statements pursuant to Section 7.1, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Obligor during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.
     (d) Compliance Certificate; Location of Collateral. Concurrently with the delivery of any quarterly or annual financial statements pursuant to Section 7.1, (i) a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings and its Subsidiaries with the provisions of this Agreement (including Section 8.1) referred to therein as of the last day of the applicable Fiscal Quarter or Fiscal Year, as the case may be, and (ii) to the extent not previously expressly disclosed in writing to the Lender, a listing of (A) each county and state within the United States where any Obligor owns any real property interest (fee, lease or other), (B) any Intellectual Property acquired by any Obligor, and (C) each change of Business Entity form or of legal name or of address or jurisdiction of organization of the Borrower or any Subsidiary or Obligor, in each case above since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date).
     (e) Annual Budget; Projections. As soon as available, and in any event no later than 30 days after the end of each Fiscal Year, (i) a detailed Consolidated and consolidating budget for Holdings and its Subsidiaries for the following Fiscal Year (the “Annual Budget”) and (ii) a projected Consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of the following Fiscal Year and through the Stated Maturity Date, the related Consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto (such information described in this clause (ii), the “Projections”) and, as soon as available, significant revisions, if any, of such Annual Budget and Projections with respect to such Fiscal Year, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Annual Budget and Projections are based on reasonable estimates, information and assumptions.
     (f) Discussion and Analysis of Financial Condition, etc. Within 30 days after the end of each Fiscal Quarter, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year.
     (g) Proposed Amendments, etc. to Certain Agreements. No later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Subordinated Debt Document, any other agreement or instrument subject to the restrictions contained in Section 8.13 or any Acquisition Documentation.
     (h) Financial Statements and Reports, etc. Within five days after the same are sent, copies of all financial statements and reports that any Obligor sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Obligor may make to, or file with, the SEC.
     (i) Collateral Report. Upon the request of the Lender from time to time after the occurrence and during the continuation of an Event of Default, the Borrower will, at its own cost and expense, obtain and deliver to the Lender a report of an independent collateral auditor satisfactory to the Lender (which may be, or be affiliated with, the Lender) with respect to the Collateral, which report shall indicate whether or not the information set forth in the Accounts Receivable/Payable Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower and its Subsidiaries).
     (j) Tax Returns. Within 15 days of filing Holdings’ federal income tax returns, the Borrower will deliver copies of such Tax Returns to the Lender.
     (k) Other Information. Promptly, such additional financial, operating reports and other information as the Lender may from time to time reasonably request.
     7.3 Notice of Default, Litigation or Certain Other Matters. The Borrower shall furnish to the Lender the following notices within the time periods specified below:
     (a) notice of any Default or Event of Default as soon as possible after the occurrence thereof and in any event within three days after the Borrower or any other Obligor obtains knowledge of such occurrence;
     (b) notice of (i) the occurrence of any default or event of default under any Contractual Obligation of Holdings or the Borrower or any of their respective Subsidiaries or (ii) the commencement of, or any material adverse development with respect to, any litigation, investigation or proceeding that may exist at any time between Holdings or the Borrower or any of their respective Subsidiaries and any Governmental Authority, that, in either clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of such occurrence, commencement or development;
     (c) notice of the commencement of, or any material adverse development with respect to, any litigation or proceeding affecting Holdings or the Borrower or any of their respective Subsidiaries in which the amount involved is $100,000 or more and not fully covered by insurance or in which injunctive or similar relief is sought, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of such commencement or development;
     (d) notice of (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, reorganization (within the meaning of Section 4241 of ERISA) or Plan Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization (within the meaning of Section 4241 of ERISA) or Plan Insolvency of, any Plan, as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge thereof;
     (e) notice of any significant adverse change in Holdings’ or the Borrower’s or any of their respective Subsidiaries’ relationship with, or any significant event or circumstance that is likely to adversely affect Holdings’ or the Borrower’s or any such Subsidiary’s relationship with, (i) any customer (or related group of customers) representing more than 5% of the Borrower’s consolidated revenues during its most recent Fiscal Year or (ii) any supplier that is material to the operations of Holdings or the Borrower and their respective Subsidiaries, as soon as possible and in any event within 10 days after the Borrower or any other Obligor obtains knowledge thereof; and
     (f) notice of any other development or event that has had or could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 10 days after the Borrower or any other Obligor obtains knowledge thereof.
Each notice pursuant to this Section 7.3 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto. In addition, each notice delivered pursuant to clause (b), (c) or (d) above shall also include, to the extent requested by the Lender, copies of all documentation relating to the applicable occurrence or event.
     7.4 Maintenance of Existence; Compliance with Laws, etc. Each Obligor and its Subsidiaries shall: (a)(i) preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Applicable Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.5 Insurance. Each Obligor will, and will cause each of its Subsidiaries to:
     (a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks (but including in any event coverage for public liability, product liability and business interruptions) as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as Holdings and its Subsidiaries; and

     (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.
     7.6 Maintenance of Properties; Maintenance of HQ Lease. Each Obligor will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep all of its and their respective Properties (other than Properties that Holdings or such Subsidiary determines in its reasonable, good faith judgment are no longer necessary, useful or economically desirable for the business of Holdings or such Subsidiary, as the case may be) in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by Holdings and its Subsidiaries may be properly conducted at all times. Borrower shall cause the HQ Lease to remain in full force and effect and shall comply with all material terms thereof.
     7.7 Inspection of Property; Books and Records; Discussions. Each Obligor and its Subsidiaries shall (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and its Subsidiaries with officers and employees of Holdings and its Subsidiaries and with its independent certified public accountants. The Borrower shall pay all costs and expenses incurred by the Lender in connection with any such visit, inspection or examination pursuant to this Section. Without in any way limiting the foregoing, to the extent requested by the Lender, Holdings and the Borrower will participate and will cause their respective key management personnel to participate in one meeting per year with the Lender, which meeting shall be held at such time and such place as may be reasonably acceptable to the Lender, Holdings and the Borrower.
     7.8 Payment of Obligations. Each Obligor and its Subsidiaries shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
     7.9 Environmental Laws. Each Obligor and its Subsidiaries shall:
     (a) comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or Environmental Permits required by applicable Environmental Laws; and
     (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
     7.10 Use of Proceeds. The Borrower shall apply the proceeds of the Term Loan to finance the InfuSystem Acquisition and to pay transaction costs incurred in connection with the Transaction.
     7.11 Additional Collateral; Additional Subsidiaries, etc. (a) With respect to any asset or other property acquired after the Closing Date by Holdings or any of its Subsidiaries (other than any asset or property described in clause (b) or (c) below and excluding any Equity Interests or assets of a Foreign Subsidiary that are not required to be pledged pursuant to the last sentence of clause (c) below) as to which the Lender does not have a perfected Lien, Holdings or such applicable Subsidiary shall promptly (i) execute and deliver to the Lender such amendments to the Security Documents or such other documents as the Lender deems necessary or advisable to grant to the Lender a legal, valid and enforceable perfected, first priority security interest in such property, subject only to Liens permitted under Section 8.3, (ii) take all actions necessary or advisable, or reasonably requested by the Lender, to perfect the security interest of the Lender in such property and assets, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Obligor Security Agreement or by law or as may be requested by the Lender and to cause such security interest to be prior to all other Liens on such Property, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.
     (b) With respect to any fee interest in any real property acquired after the Closing Date by Holdings or any of its Subsidiaries or owned by a Subsidiary that is acquired after the Closing Date by any Obligor, such Obligor or such applicable Subsidiary shall promptly (i) execute and deliver a first priority Mortgage, in favor of the Lender covering such real property, (ii) if requested by the Lender, provide the Lender with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Lender) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Lender in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Lender and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.
     (c) With respect to any new Subsidiary created or acquired on or after the Closing Date by any Obligor, the applicable Obligor or such applicable Subsidiary shall promptly:
     (i) execute and deliver to the Lender such amendments or supplements to the Obligor Security Agreement as the Lender deems necessary or advisable to grant to the Lender a perfected first priority security interest in all Equity Interests of such new Subsidiary that are owned by any Obligor;
     (ii) deliver to the Lender the certificates representing such Equity Interests, together with undated stock or other analogous powers, in blank, executed and delivered by a duly authorized officer of the applicable Obligor or such Subsidiary, as the case may be;
     (iii) cause such new Subsidiary (A) to become a party to the Guaranty and the Obligor Security Agreement, (B) to take such actions necessary or advisable to grant to the Lender a perfected, first priority security interest in the Collateral described in the Security

Documents with respect to such new Subsidiary, including (x) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Obligor Security Agreement or by law or as may be requested by the Lender, (y) the execution of any Mortgages required to be delivered pursuant to clause (b) and (z) if requested by the Lender, the delivery to the Lender of Landlord Agreements duly executed and delivered by each lessor of any real property leased by such new Subsidiary and (C) to deliver to the Lender a certificate of the Secretary or an Assistant Secretary of such Subsidiary as to the matters set forth in Section 5.1(r) (together with appropriate attachments) and a copy of a good standing certificate for such Subsidiary, dated a date reasonably acceptable to the Lender; and
     (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.
Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Lender pursuant to Section 7.11(c)(i) and the obligation to deliver certificates representing Equity Interests pursuant to Section 7.11(c)(ii) shall exclude any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date other than (a) Equity Interests of each first-tier Foreign Subsidiary representing 66% of the total voting power of all outstanding “stock entitled to vote” within the meaning of Treasury Regulations section 1.956-2(c)(2) and (b) 100% of the Equity Interests in each first-tier Foreign Subsidiary that does not constitute “stock entitled to vote” within the meaning of Treasury Regulations section 1.956-2(c)(2) and (2) none of the actions specified in Section 7.11(c)(iii) will be required to be taken in respect of any Foreign Subsidiary.
     7.12 Hedging Arrangements. Within 60 days following the Effective Date, the Borrower shall enter into, and shall at all times thereafter maintain, interest rate protection agreements in a form and upon terms acceptable to the Lender, issued by an institution acceptable to the Lender, with a duration of a period of at least two years at a time, which ensure that the net interest cost to the Borrower is fixed, capped, or hedged with respect to at least 50% of the total Indebtedness of the Loan Parties outstanding as of the Closing Date (after giving effect to the borrowing of the Term Loan) or any renewal date of such interest protection agreements.
     7.13 Lockbox Arrangements; Cash Management. The Obligors will establish and at all times maintain lockbox deposit account control arrangements satisfactory to the Lender with respect to all cash and other collections received by Holdings and its Subsidiaries. The cash management systems of the Obligors shall at all times be structured and maintained in a manner satisfactory to the Lender.
SECTION 8
NEGATIVE COVENANTS
     The Obligors hereby covenant and agree with the Lender that, until the Termination Date has occurred, Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, perform or cause to be performed the obligations set forth in this SECTION 8.
     8.1 Financial Condition Covenants.
     (a) Fixed Charge Coverage Ratio. Holdings and the Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.00 to 1; provided, however, that, for purposes of determining the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarters ending December 31, 2007, March 31, 2008 and June 30, 2008, “EBITDA” and “Fixed Charges” shall be deemed to equal the EBITDA and Fixed Charges, as the case may be, for (x) in the case of the Fiscal Quarter ending December 31, 2007, such Fiscal Quarter, (y) in the case of the Fiscal Quarter ending March 31, 2008, such Fiscal Quarter and the immediately preceding Fiscal Quarter and (z) in the case of the Fiscal Quarter ending June 30, 2008, such Fiscal Quarter and the two immediately preceding Fiscal Quarters.
     (b) Leverage Ratio. Holdings and the Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Leverage Ratio
10/1/2007 through (and including) 9/30/2008	4.00 to 1
10/1/2008 through (and including) 9/30/2009	3.50 to 1
10/1/2009 and thereafter	3.00 to 1
     For purposes hereof, the term “Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of Total Debt outstanding on such day to EBITDA of Holdings and its Subsidiaries on a Consolidated basis computed for the period of four consecutive Fiscal Quarters ending on such day; provided that for purposes of determining EBITDA as of the last day of the Fiscal Quarters ending December 31, 2007, March 31, 2008 and June 30, 2008, “EBITDA” shall be deemed to equal (i) for the Fiscal Quarter ending December 31, 2007, the product of (A) EBITDA for such Fiscal Quarter multiplied by (B) 4.0, (ii) for the Fiscal Quarter ending March 31, 2008, the product of (A) the sum of EBITDA for such quarter plus EBITDA for the immediately preceding Fiscal Quarter multiplied by (B) 2.0, and (iii) for the Fiscal Quarter ending June 30, 2008, the product of (A) the sum of EBITDA for such Fiscal Quarter plus EBITDA for the two preceding Fiscal Quarters multiplied by (B) 1.33333.
     (c) Minimum EBITDA. Holdings and the Borrower will not permit EBITDA of Holdings and its Subsidiaries on a Consolidated basis for any period of four consecutive Fiscal Quarters (or, in the case of the Fiscal Quarters ending December 31, 2007, March 31, 2008 and June 30, 2008, the period of one, two and three (respectively) consecutive Fiscal Quarters then ended) to be less than, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on December 31, 2007), the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending on:	Minimum EBITDA
December 31, 2007	$2,000,000
March 31, 2008	$4,400,000
June 30, 2008	$6,700,000
September 30, 2008	$9,000,000
December 31, 2008	$10,000,000
March 31, 2009	$10,250,000
June 30, 2009	$10,500,000
September 30, 2009	$10,750,000

Fiscal Quarter Ending on:	Minimum EBITDA
December 31, 2009	$11,000,000
March 31, 2010	$11,250,000
June 30, 2010	$11,500,000
September 30, 2010 and each Fiscal Quarter thereafter	$11,750,000
     8.2 Indebtedness. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or permit to exist any Indebtedness, except:
     (a) Indebtedness in respect of the Credit Extensions and other Obligations;
     (b) until the date of the initial Credit Extension, Indebtedness that is to be repaid in full on or prior to such date as further identified in Item 8.2(b) of the Disclosure Schedule;
     (c) unsecured Indebtedness of the Borrower and its Subsidiaries (i) incurred in the ordinary course of business of the Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) or (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case described in this clause (c)), Indebtedness incurred through the borrowing of money or the incurrence of Guarantee Obligations in respect thereof;
     (d) Indebtedness of the Borrower and its Subsidiaries (i) evidencing the deferred purchase price of any newly acquired equipment of the Borrower and its Subsidiaries used in the ordinary course of business of the Borrower and its Subsidiaries (provided, that such Indebtedness is incurred within 60 days of the acquisition of such equipment), or (ii) in respect of Capital Lease Obligations; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) and pursuant to clause (h) below shall not at any time exceed $5,000,000.00;
     (e) debt and liens of InfuSystem permitted to exist under the Acquisition Agreement;
     (f) Indebtedness of any Subsidiary Guarantor owing to the Borrower or any other Subsidiary, provided, that (i) such Indebtedness is evidenced by one or more promissory notes in form and substance reasonably satisfactory to the Lender duly executed by the obligor thereunder and, indorsed to the order of the Lender (or indorsed in blank) and delivered in pledge to the Lender pursuant to a Security Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged), and (ii) such Subsidiary Guarantor and the Borrower have previously executed and delivered to the Lender an Intercompany Subordination Agreement;
     (g) unsecured intercompany Indebtedness of the Borrower owing to a Subsidiary Guarantor in an aggregate principal amount outstanding at any time not to exceed $25,000.00, provided, that (i) such Indebtedness is evidenced by one or more promissory notes in form and substance reasonably satisfactory to the Lender duly executed by the Borrower and, indorsed to the order of the Lender (or indorsed in blank) and delivered in pledge to the Lender pursuant to a Security Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged), and (ii) such Subsidiary Guarantor and the Borrower have previously executed and delivered to the Lender an Intercompany Subordination Agreement;
     (h) Indebtedness of the Borrower under a revolving credit facility, on terms and conditions satisfactory to the Lender, in an aggregate principal amount outstanding at any time not to exceed $5,000,000.00 minus the aggregate amount of Indebtedness outstanding at such time under clause (d) above;
     (i) Indebtedness existing as of the Effective Date that is identified in Item 8.2(i) of the Disclosure Schedule and refinancings and replacements of such Indebtedness, so long as any such refinancing or replacement does not increase the principal amount of such Indebtedness or, with respect to Guarantee Obligations, the amount guaranteed;
     (j) Hedging Obligations required pursuant to Section 7.12 and others assumed in the ordinary course of business (and not for speculation) to protect against fluctuations in interest rates, foreign exchange rates and commodities used in the Business;
     (k) Subordinated Debt in such amount as the Lender may approve in writing in advance; and
     (k) other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding at any time not to exceed $100,000;
provided, however, that no Indebtedness otherwise permitted by Sections 8.2(e), 8.2(e), 8.2(h) or 8.2(k) shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
     8.3 Liens. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Stock of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing payment of the Obligations;
     (b) [Intentionally Omitted];
     (c) Liens on assets of the Borrower and its Subsidiaries in favor of carriers, warehousemen, mechanics, materialmen and landlords or construction Liens created by law, arising in the ordinary course of business for amounts that are not overdue for a period of more than 30 days or are being diligently contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided, that the aggregate Indebtedness secured by Liens described in this clause (c) shall not exceed $100,000 at any one time outstanding;
     (d) Liens on assets of the Borrower and its Subsidiaries securing Indebtedness of the type permitted under Section 8.2(d) incurred to finance the acquisition of equipment; provided, that (i) such Lien is created substantially simultaneously with (and in any event within 60 days of) the incurrence of such Indebtedness, (ii) such Lien encumbers only the specific assets that are financed by such Indebtedness and does not attach to assets of such Person generally and (iii) the amount of Indebtedness secured thereby is not increased;
     (e) Any Lien on assets of the Borrower and its Subsidiaries created by, or arising under any statute or regulation or common law (in contrast with Liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, unemployment insurance, employers’ health tax or other social security or statutory obligations that secure amounts that are not yet overdue or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the Person’s books and records and a stay of enforcement of the Lien is in effect;
     (f) Liens on assets of the Borrower and its Subsidiaries made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;
     (g) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and that do not otherwise result in an Event of Default under Section 9.1(h);
     (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (i) Liens existing as of the Effective Date and disclosed in Item 8.3(i) of the Disclosure Schedule securing Indebtedness described in Section 8.2(i) and refinancings of such Indebtedness; provided, that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);
     (j) Liens on Specified Revolver Collateral securing Indebtedness permitted under Section 8.2(h) but only if such Liens are subject to intercreditor arrangements satisfactory to the Lender; and
     (k) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     8.4 Fundamental Changes.
     (a) Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its assets (including accounts receivable and Equity Interests in Subsidiaries or other Persons) or business, except that:
     (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the

Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation); and
     (ii) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor.
     (b) Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, amend its Certificate of Incorporation, Certificate of Formation or other analogous Organic Document, as applicable; provided that Holdings may amend its Certificate of Incorporation to change its name to InfuSystem Holdings, Inc.
     8.5 Disposition of Assets. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its assets (including accounts receivable and Equity Interests in Subsidiaries or other Persons), whether now owned or hereafter acquired, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) the sale of new infusion pumps at prices at least equal to their original cost;
     (d) Dispositions permitted by Section 8.4(a); and
     (e) the Disposition of other property having a fair market value not to exceed $25,000 in the aggregate for any Fiscal Year; provided that the cash consideration received for any property Disposed of pursuant to this clause (d) shall not be less than the fair market value of such property.
     8.6 Restricted Payments. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Holdings, the Borrower or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any of their respective Subsidiaries (collectively, “Restricted Payments”), except that any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Wholly Owned Subsidiary Guarantor.
     8.7 Capital Expenditures. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditure, except:
     (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $4,500,000.00 in any Fiscal Year; provided, that (i) up to $1,000,000.00 of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Capital Expenditures made pursuant to this clause (a) during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (i) above; and

     (b) Capital Expenditures of the Borrower and its Subsidiaries with respect to assets useful in the business of the Borrower and its Subsidiaries made with the proceeds of any Reinvestment Deferred Amount.
     8.8 Investments. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to (or to enter into any agreement to), purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
     (a) Investments of the Borrower and its Subsidiaries constituting accounts receivable arising in the ordinary course of business, trade debt granted in the ordinary course of business or deposits made in connection with the purchase price of goods or services in the ordinary course of business;
     (b) Investments of the Borrower and its Subsidiaries in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 8.2;
     (d) Investments permitted as Capital Expenditures pursuant to Section 8.7;
     (e) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $25,000 at any time outstanding;
     (f) Investments of the type described in clause (b) of the definition thereof (i) by the Borrower or any of its Subsidiaries in any Subsidiary Guarantor or (ii) by any Subsidiary in the Borrower;
     (g) the InfuSystem Acquisition;
     (h) Investments of the type described in clause (a) of the definition thereof by the Borrower in any Subsidiary Guarantor, to the extent such Investment is permitted as Indebtedness of such Subsidiary Guarantor pursuant to Section 8.2(f);
     (i) Investments existing on the Effective Date and identified in Item 8.8(i) of the Disclosure Schedule; and
     (j) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000 over the term of this Agreement.
     8.9 No Prepayment of Indebtedness; Designated Senior Indebtedness. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease, exchange, repurchase or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Debt, except (a) as long as no Event of Default then exists, (i) regularly scheduled or mandatory repayments or redemptions of Indebtedness (other than Subordinated Debt) permitted under Section 8.2, and (ii) prepayments of Indebtedness permitted under Sections 8.2(d) and 8.2(h), and (b) refinancings and refundings of such Indebtedness in compliance with Section 8.2.

Furthermore, neither Holdings nor the Borrower nor any of their Subsidiaries shall designate any Indebtedness other than the Obligations as “Designated Senior Indebtedness” (or any analogous term) in any Subordinated Debt Document.
     8.10 Transactions with Affiliates. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit reasonable and customary fees paid to (including customary indemnities in respect of) members of the board of directors (or similar governing body) of Holdings, the Borrower and their respective Subsidiaries.
     8.11 Sales and Leasebacks. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by Holdings, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or such Subsidiary.
     8.12 Changes in Fiscal Periods. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, permit the fiscal year of Holdings, the Borrower or any of their Subsidiaries to end on a day other than December 31 or change their method of determining fiscal quarters.
     8.13 Modification of Certain Agreements. Without the prior written consent of the Lender, each of Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, modify, supplement, terminate, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:
     (a) any Subordinated Debt Documents or any other documents, instruments or agreements governing any other Indebtedness (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of the Subordinated Debt or such other Indebtedness, as applicable, and which (i) would extend the maturity or reduce the amount of any repayment, prepayment or redemption of the principal of such Subordinated Debt or other Indebtedness, (ii) would reduce the rate or extend any date for payment of interest, premium (if any) or fees payable on such Subordinated Debt or other Indebtedness or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents or other documents, instruments or agreements less restrictive on the Obligors);
     (b) any of the terms of any preferred stock of Holdings, the Borrower or any of their respective Subsidiaries (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and which (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or (ii) would reduce the rate or extend any date for payment of dividends thereon); or

     (c) any other material contract to the extent such amendment, modification, supplement, termination, waiver or other change would reasonably be expected to be materially adverse to the Loan Parties taken as a whole.
     8.14 Agreements Restricting Liens. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens, Capital Lease Obligations or Synthetic Obligations, provided, in the case of this clause (b), that (x) such Indebtedness and Liens are permitted under Sections 8.2(d) and 8.3(d) and (y) such prohibitions or limitations apply only against the assets financed thereby).
     8.15 Agreements Restricting Subsidiary Distributions. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents.
     8.16 Lines of Business; Suspension of Business. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, (x) enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings, the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or (y) except to the extent permitted under Section 8.4 or 8.5 with respect to a Subsidiary of the Borrower, cease to carry on and conduct its business in substantially the same manner as it is presently conducted. Holdings shall remain a holding company and shall engage in no business other than holding the equity interests of the Borrower and activities reasonably incidental thereto.
     8.17 Issuance of Equity Interests. The Borrower will not, and will not permit any of its Subsidiaries to, (a) issue any Equity Interests (whether for value or otherwise) to any Person (other than Equity Interests of Subsidiaries of the Borrower issued to the Borrower or any of its Subsidiaries prior to the Closing Date) or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of the Borrower or any Subsidiary of the Borrower or any option, warrant or other right to acquire any such Equity Interests, except that Subsidiaries of the Borrower may issue Equity Interests to the Borrower or to any Wholly Owned Subsidiary Guarantor.
     8.18 Hazardous Materials. None of Holdings, the Borrower or any of their Subsidiaries shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Properties where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Properties, other than in the case of clauses (a) and (b) such violations or Environmental Liabilities that could not reasonably be expected to result in a Material Environmental Amount.

SECTION 9
EVENTS OF DEFAULT
     9.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.
     (a) Non-Payment of Obligations. The Borrower shall (i) fail to pay any principal of the Term Loan when due in accordance with the terms hereof, (ii) fail to pay any interest on the Term Loan or any fee due hereunder within three days after the date due in accordance with the terms hereof, or (iii) fail to pay any other amount payable hereunder or under any other Loan Document within three days after any such other amount becomes due in accordance with the terms hereof.
     (b) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (except to the extent that such representations and warranties relate to InfuSystem (without giving effect to the transactions contemplated by the Acquisition Agreement) and would not have been true and correct if such representations and warranties were made by InfuSystem immediately prior to Closing (as defined in the Acquisition Agreement)).
     (c) Non-Performance of Certain Covenants and Obligations. (i) Any Obligor shall default in the observance or performance of any agreement contained in Section 7.3(a), Section 7.3(e), Section 7.3(f), Section 7.4(a)(i), Section 7.10 or SECTION 8 of this Agreement or Section 4.1, 4.4, 5.1, 5.2, 5.3 or 5.7 of the Obligor Security Agreement or (ii) any Subsidiary Guarantor or Holdings shall default in the performance of its payment obligations under the Guaranty, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing.
     (d) Non-Performance of Other Covenants and Agreements. Any Obligor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an officer of the Borrower obtains actual knowledge of such default and (ii) the date on which the Borrower receives notice of such default from the Lender.
     (e) Default Under Acquisition Documentation or on Other Indebtedness. (i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (A) any amount payable to the Lender under any Acquisition Documentation or (B) any Indebtedness (other than Indebtedness described in Section 9.1(a) above) of Holdings or any of its Subsidiaries or any other Obligor, including any Guarantee Obligation; or (ii) a default shall occur in the performance or observance of any obligation, agreement or condition with respect to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist and (x) the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or (y) such default, event or condition shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; provided that a default, event or condition described in this clause (e) with respect to other Indebtedness shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause (e) shall have occurred and be continuing with respect to Indebtedness having, in the aggregate, an outstanding principal amount equal to or in excess of $100,000.
     (f) Bankruptcy, Insolvency, etc. (i) Holdings, the Borrower, any of their respective Subsidiaries or any other Obligor shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) apply for, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower, any of their respective Subsidiaries or any other Obligor any case, proceeding or other action of a nature referred to in clause (i) (A) above or Holdings, the Borrower, any of their respective Subsidiaries or any other Obligor shall permit or suffer to exist the appointment of a receiver, trustee, custodian, conservator or other official described in clause (i)(B) above that, in either case, (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days or (C) is consented to or acquiesced in by Holdings, the Borrower, such Subsidiary or such other Obligor; or (iii) there shall be commenced against Holdings, the Borrower or any of their respective Subsidiaries or any other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower, any of their respective Subsidiaries or any other Obligor shall become insolvent or generally fail to pay, or shall admit in writing its inability or unwillingness generally to pay, its debts as they become due; or (v) Holdings, the Borrower, any of their respective Subsidiaries or any other Obligor shall take any action authorizing or in furtherance of, any of the acts described in clause (i), (ii), (iii) or (iv) above.
     (g) Pension Plans. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Plan Insolvency or reorganization (within the meaning of Section 4241 of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of Lender, reasonably be expected to result in liability in excess of $100,000.

     (h) Judgments. (i) Any judgment, order or decree for the payment of money individually or in the aggregate in excess of $100,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against Holdings, the Borrower or any of their respective Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) any judgment, order or decree shall be rendered against Holdings, the Borrower or any of their respective Subsidiaries or any other Obligor involving a required divestiture of any material properties, assets or business that are (x) reasonably estimated to have a fair value in excess of $100,000 or (y) necessary for Holdings, the Borrower and their respective Subsidiaries to continue in the lines of business in which they are engaged immediately prior to such judgment, and, in each case, such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
     (i) Impairment of Security, etc. Any of the Security Documents shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect, or any Obligor or any Affiliate of any Obligor shall so assert; or any Lien granted under any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or the Guaranty shall cease, for any reason, to be in full force and effect or any Obligor or any Affiliate of any Obligor shall so assert.
     (j) Failure of Subordination. Unless otherwise waived or consented to by the Lender in writing, the subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Lender in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or Holdings, the Borrower or any of their respective Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Lender or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.
     (k) Change in Control. Any Change in Control shall occur.
     (l) Termination of Material Contracts. (i) any Material Contract shall terminate or fail to be renewed for any reason whatever, or (ii) Holdings, the Borrower or any other Obligor party to any Material Contract shall default in the performance or observance of any obligation or condition contained in the Material Contract or any agreement relating thereto or any other event shall occur or condition exist, if the effect of such default, event or condition is to permit any other Person party to such Material Contract or agreement to terminate such Material Contract or agreement.
     (m) Material Adverse Change. A Material Adverse Change shall occur as determined by the Lender.
     9.2 Action if Bankruptcy. If any Event of Default specified in any of Section 9.1(f)(i) through (iv) occurs with respect to Holdings, the Borrower or any of their respective Subsidiaries, the Term Loan Commitment (if not theretofore terminated) shall automatically and immediately terminate (and the Term Loan Commitment Amount shall automatically be reduced to zero) and the outstanding principal amount of the Term Loan (with accrued interest thereon) and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to Holdings, the Borrower, any other Obligor or any other Person.
     9.3 Action if Other Event of Default. If any Event of Default (other than an Event of Default specified in any of Section 9.1(f)(i) through (iv)) shall occur for any reason, whether voluntary or involuntary, and be continuing, either or both of the following actions may be taken: (i) the Lender may, by notice to the Borrower, declare the Term Loan Commitment to be terminated forthwith, whereupon such Term Loan Commitment shall immediately terminate and the Term Loan Commitment Amount shall reduce to zero; and (ii) the Lender may, by notice to the Borrower, declare all or any portion of the outstanding principal amount of the Term Loan and other Obligations (including all accrued interest on the Term Loan) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the full unpaid amount (or such portion) of the Term Loan and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. Except as expressly provided above in this SECTION 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10
GUARANTY
     10.1 Guaranty of the Obligations. Subject to the provisions of Section 10.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     10.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such

Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 10.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.2.
     10.3 Payment by Guarantors. Subject to Section 10.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender as aforesaid.
     10.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) the Lender may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence and continuance of such Event of Default;
          (b) the Lender may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence and continuance of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

          (e) the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     10.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     10.6 Guarantors’ Right of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives and agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against the Borrower, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     10.7 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     10.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     10.9 Authority of Guarantors or the Borrower. It is not necessary for the Lender to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     10.10 Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. The Lender shall have no obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of Holdings and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Lender.
     10.11 Bankruptcy, etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
SECTION 11
LENDER REGISTRATION RIGHTS
     11.1. Piggyback Registrations.
          (a) Exercise of Rights. Should Holdings propose to register any of its securities under the Securities Act for sale (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan), Holdings shall give the Lender notice of such proposed registration (a “Piggyback Registration”) at least 30 days prior to the filing of a registration statement in connection therewith. At the written request of the Lender delivered to Holdings within 15 days after the receipt of the notice from Holdings, which request shall state the number of Registrable Securities that the Lender wishes to sell or distribute publicly in the Piggyback Registration, Holdings shall effect the registration under the Securities Act of the Registrable Securities requested by the Lender to be included in the Piggyback Registration (the “Piggyback Securities”) as expeditiously as possible and use its reasonable commercial efforts to have such registration become and remain effective as provided in Section 11.2 hereof. The Lender shall be permitted to withdraw all or any part of the Piggyback Securities from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration. “Registrable Securities” means (i) any common stock, par value $0.0001 per share, of Holdings (the “Common Stock”), and (ii) any Common Stock or other securities issued as (or issuable upon the conversion, exercise or exchange of any option, warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referred to in clause (i), in each case held at any time by the Lender.
          (b) Additional Requirements. If a Piggyback Registration is to cover, in whole or in part, any underwritten distribution, then Holdings shall use its reasonable commercial efforts to cause all Piggyback Securities to be included in the underwriting on the same terms and conditions as the securities (other than Piggyback Securities) being sold through the underwriters.
          (c) Cutbacks. If the managing underwriters of any Piggyback Registration advise Holdings in writing that in their good faith judgment the number of securities to be included in the Piggyback Registration exceeds the number that can be sold in the offering in light of marketing factors or because the sale of a greater number would adversely affect the price of the Registrable Securities to be sold in such Piggyback Registration, then the total number of securities the underwriters advise can be included in such Piggyback Registration shall be allocated first to the securities that the Lender proposes to issue and sell for its own account. Notwithstanding the foregoing, Lender’s priority rights are subject and subordinate to rights granted to other security holders prior to the Closing Date.
     11.2. Registration Covenants of Holdings. If any Piggyback Securities of the Lender are to be registered pursuant to Section 11.1, Holdings covenants and agrees that it shall use its reasonable commercial efforts to effect the registration and cooperate in the sale of the Piggyback Securities to be registered and shall as expeditiously as possible:
          (a) (i) prepare and file with the SEC a registration statement with respect to the Piggyback Securities (including all amendments and supplements thereto, a “Registration Statement”) and (ii) use its reasonable commercial efforts to cause the Registration Statement to become effective;
          (b) prior to the filing described above in paragraph (a), furnish to the Lender no less than 7 Business Days prior to filing such offering copies of the Registration Statement and any amendments or supplements thereto and any prospectus forming a part thereof, which documents shall be subject to the review of counsel representing the Lender and use its reasonable commercial efforts to reflect in each such document when so filed with the SEC such comments as counsel representing the Lender shall reasonably propose within three (3) Business Days of the delivery of such copies to the Lender;
          (c) file any “free writing prospectus” (as defined in Rule 405 under the Securities Act) that is required to be filed with the SEC in accordance with the Securities Act;
          (d) notify the Lender, promptly after receiving notice thereof, of the time when the Registration Statement becomes effective or when any amendment or supplement or any prospectus forming a part of the Registration Statement has been filed;
          (e) notify the Lender promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or for additional information;
          (f) (i) advise the Lender after Holdings shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of the Registration Statement or any amendment thereto or of the initiation or threatening of any proceeding for that purpose and (ii) promptly use its reasonable commercial efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;
          (g) (i) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus forming a part thereof as may be necessary to keep the Registration Statement effective for a period of time necessary to permit the Lender to dispose of all its Piggyback Securities and (ii) comply with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with respect to the disposition of all Piggyback Securities covered by the Registration Statement during such period in accordance with the intended methods of disposition by the Lender set forth in the Registration Statement;
          (h) furnish to the Lender such number of copies of the Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement (including such preliminary prospectus) and such other documents the Lender may reasonably request in order to facilitate the disposition of the Piggyback Securities;

          (i) use its reasonable commercial efforts to register or qualify the Piggyback Securities under such other securities or blue sky laws of such jurisdictions as determined by the underwriters after consultation with Holdings and the Lender and do any and all other acts and things which may be reasonably necessary or advisable to enable the Lender to consummate the disposition in such jurisdictions of the Piggyback Securities;
          (j) notify the Lender at any time when a prospectus relating to the Piggyback Securities is required to be delivered under the Securities Act, promptly upon Holdings’ becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, as promptly as possible (but in no event later than three days), prepare and furnish to the Lender a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the buyers of the Piggyback Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (k) cause senior representatives of Holdings to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering;
          (l) provide a transfer agent and registrar, which may be a single entity, for all the Piggyback Securities not later than the effective date of the Registration Statement;
          (m) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other action, if any, as the Lender or the underwriters shall reasonably request in order to expedite or facilitate the disposition of the Piggyback Securities;
          (n) (i) make available for inspection by the Lender, any underwriter participating in any distribution pursuant to the Registration Statement and any attorney, accountant or other agent retained by the Lender or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of Holdings and (ii) cause Holdings’ officers, directors and employees to supply all relevant information reasonably requested by the Lender or any such underwriter, attorney, accountant or agent in connection with the Registration Statement; and
          (o) furnish to the Lender a signed counterpart, addressed to the Lender (or to the underwriters, in the case of any underwritten offering), of (i) an opinion of counsel for Holdings, dated the effective date of the Registration Statement, and (ii) a “comfort” letter signed by the independent public accountants who have certified Holdings’ financial statements included in the Registration Statement, covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the “comfort” letter), as are customarily covered (at the time of such registration) in opinions of issuer’s counsel and in “comfort” letters, respectively, delivered to the underwriters in underwritten public offerings of securities.
     11.3 Registration Expenses. All fees and expenses incident to the performance of or compliance with this Sections 11.1 and 11.2 by Holdings shall be borne by Holdings whether or not any Piggyback Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of Holdings’ counsel and auditors) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or blue sky laws (including, without limitation, fees and disbursements of counsel for Holdings in connection with blue sky qualifications or exemptions of the Piggyback Securities) and (D) fees and expenses in connection with any review by the Financial Industry Regulatory Authority of the underwriting arrangements or other terms of the offering, and all fees and expenses related to any “qualified independent underwriter,” including any fees and expenses of counsel thereto, (ii) printing expenses (including, without limitation, expenses of printing certificates for Piggyback Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for Holdings, and (v) fees and expenses of all other Persons retained by Holdings in connection with the consummation of the transactions contemplated by Sections 11.1 and 11.2. In addition, Holdings shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by Sections 11.1 and 11.2 (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Piggyback Securities on any securities exchange as required hereunder.
     11.4. Other Registration Rights. From and after the date of this Agreement, Holdings shall not, without the prior written consent of the Lender, grant to any prospective holder of any securities of Holdings the right to request Holdings to register any securities of Holdings on a parity with or superior to the rights granted herein.
     11.5 Indemnification Relating to Registration
          (a) Indemnification by the Issuer. Solely in connection with this Section 11 and without limiting the scope of Section 12.6, Holdings shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Lender, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls the Lender (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, shareholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, actual attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any free writing prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto and any free writing prospectus or “issuer information,” in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by Holdings of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Holdings furnished in writing to Holdings by the Lender expressly for use therein, or to the extent that such information relates to the Lender or the Lender’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Lender expressly for use in a Registration Statement, such prospectus, in any amendment or supplement thereto or any free writing prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act. Holdings shall notify the Lender promptly of the institution, threat or assertion of any proceeding whatsoever arising from or in connection with the transactions contemplated by this Agreement of which the Issuer is aware.
          (b) Conduct of Indemnification Proceedings. If any proceeding whatsoever shall be brought or asserted against any Person entitled to indemnity under Section 11.5(a) (an “Indemnified Party”), such Indemnified Party shall promptly notify Holdings (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement.
          An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the actual fees and expenses of separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
          All actual fees and expenses of the Indemnified Party (including actual fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 11.5) shall be paid to the Indemnified Party, as incurred, within ten Business Days of written notice thereof to the Indemnifying Party.
          (c) Contribution. If the indemnification under Section 11.5(a) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 11.5 was available to such party in accordance with its terms.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11.5(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.
          The indemnity and contribution agreements contained in this Section 11.5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.
SECTION 12
MISCELLANEOUS
     12.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 12.1. The Lender and each Obligor party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Obligors hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences.
     Any such waiver and any such amendment, supplement or modification shall be binding upon the Obligors, the Lender and all future holders of the Term Loan. In the case of any waiver, the Obligors and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     12.2 Notices, etc.
     (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile) and, except as otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when the confirmation of transmission thereof is received by the transmitter, addressed as set forth on Schedule I, or to such other address as may be hereafter notified by the respective parties hereto.
     (b) [Intentionally Omitted].
     12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of, and the termination of, this Agreement and the making and repayment of the Term Loan and other extensions of credit hereunder.

     12.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all the Lender’s out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the actual fees and disbursements of counsel to the Lender and filing and recording fees and expenses, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with (x) the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents and (y) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations, including, in each case, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) pay or reimburse the Lender for all amounts payable to the Lender pursuant to the indemnity and expense provisions set forth in the Acquisition Agreement. All amounts due under this Section 12.5 shall be payable not later than 10 days after written demand therefor. Statements of amounts payable by the Borrower pursuant to this Section 12.5 shall be submitted to the Borrower at its address, and to the attention of the contact person, set forth below the Borrower’s name in Schedule I, or to such other contact person or address as may be hereafter designated by the Borrower in a written notice to the Lender.
     The agreements in this Section 12.5 shall survive the payment in full of all Obligations and the termination of the Term Loan Commitment.
     12.6 Indemnification . In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, exonerates and holds the Lender and each of its Affiliates, officers, directors, employees, representatives and agents (each, an “Indemnitee”) free and harmless from and against any and all actions, causes of action, suits, claims, losses, costs, liabilities and damages, and all expenses incurred in connection with any of the foregoing (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including actual attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties, and agrees to reimburse each Indemnitee upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any claim, litigation, investigation or proceeding relating to any of the foregoing (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to
     (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;
     (ii) execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any agreements executed and delivered in connection with the Transaction (including any action brought by or on behalf of the Borrower as the result of any determination pursuant to SECTION 5 not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

     (iii) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Equity Interests or assets of any Person, whether or not an Indemnified Party is party thereto;
     (iv) any investigation, litigation or proceeding related to any environmental cleanup, audit, noncompliance with or liability under any Environmental Law or other matter relating to the protection of the environment applicable to the operations of Holdings, the Borrower or any of their respective Subsidiaries or any of the Properties;
     (v) the presence on or under, or the Releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or
     (vi) the Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for the Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);
except to the extent that Indemnified Liabilities arising for the account of a particular Indemnitee are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily by reason of such Indemnitee’s gross negligence or willful misconduct. Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. It is expressly understood and agreed that to the extent that any Indemnitee is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in an Environmental Liability of an Indemnitee. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.
     The agreements in this Section 12.6 shall survive the payment in full of all Obligations and the termination of the Term Loan Commitment.
     12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lender, all future holders of the Term Loan and their respective successors and assigns; provided that neither the Borrower nor any other Obligor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, in Lender’s sole discretion. Lender may, at any time, without the consent of or notice to the Borrower or any other Obligor, sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, the Term Loan and all or any part of Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     12.8 Set-off. The Lender shall, upon the occurrence and during the continuance of any Default described in Section 9.1(f) or upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and the Borrower hereby grants to the Lender (as security for such Obligations) a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower from time to time maintained with, or any amount otherwise owed to the Borrower by, the Lender or any of Lender’s Affiliates. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) that the Lender may have.
     12.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
     12.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12.11 Other Transactions. Nothing contained herein shall preclude the Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     12.12 Integration. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.
     12.13 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, PURSUANT TO N.Y. GOL §5-1401, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK.
     12.14 Submission To Jurisdiction; Waivers. (a) EACH OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY OBLIGOR IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY ACTION OR PROCEEDING SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS

OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION.
     (b) EACH OBLIGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, OR IF THE FOREGOING ARE UNAVAILABLE, REGULAR MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (a) ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND IRREVOCABLY CONSENTS TO THE LAYING OF VENUE IN ANY SUCH COURT. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH OBLIGOR HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
     12.15. Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) the Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.
     12.16 Releases of Guarantees and Liens. Upon the occurrence of the Termination Date, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lender and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     12.17 WAIVER OF JURY TRIAL. THE LENDER AND EACH OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF

CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY OBLIGOR IN CONNECTION THEREWITH. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ICELAND ACQUISITION SUBSIDIARY, INC.

By:	/s/ Pat LaVecchia

Name: Pat LaVecchia
Title: Secretary

HAPC, INC.

By:	/s/ Pat LaVecchia

Name: Pat LaVecchia
Title: Secretary

I-FLOW CORPORATION, as Lender

By:	/s/ Donald M. Earhart

Name: Donald M. Earhart
Title: Chairman, President & Chief Executive Officer